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                                                                   EXHIBIT 10.36








                                 SECOND AMENDED AND RESTATED
                                   JOINT VENTURE AGREEMENT




                                              OF




                             MARINA DISTRICT DEVELOPMENT COMPANY














                           Dated as of August 31, 2000



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                           SECOND AMENDED AND RESTATED
                             JOINT VENTURE AGREEMENT

                                       OF

                       MARINA DISTRICT DEVELOPMENT COMPANY

        This Second Amended and Restated Joint Venture Agreement (the "Agreement") is made as of August 31, 2000, by and between MAC, CORP. ("MR Sub"), a New Jersey corporation which is a wholly owned subsidiary of Mirage Resorts, Incorporated, a Nevada corporation ("MRI"), and Boyd Atlantic City, Inc. ("Boyd Sub"), a New Jersey corporation which is a wholly owned subsidiary of Boyd Gaming Corporation, a Nevada corporation ("Boyd") (MR Sub and Boyd Sub are hereinafter referred to individually as a "Venturer" and collectively as the "Venturers"). MRI and Boyd are also parties to this Agreement solely for the specific purposes enumerated herein.


                                    PREAMBLE

        WHEREAS, on May 29, 1996, MR Sub, MRI, Atlandia Design and Furnishings, Inc., a New Jersey corporation (which was subsequently dissolved), Grand K, Inc., a Nevada corporation, and Boyd entered into that certain Joint Venture Agreement (the "Original Agreement"), relating to a joint venture formed for the purpose of designing, developing, constructing, owning and operating a hotel-casino and related facilities on property located in the "Huron North Redevelopment Area" in the Marina area of Atlantic City, New Jersey, which property was conveyed to MR Sub by deed, dated January 8, 1998, recorded in the office of the County Clerk of the County on January 9, 1998, pursuant to a resolution of the City Council of the City of Atlantic City, New Jersey (the "City"), duly adopted at a meeting of the City Council on December 17, 1997, and signed by the Mayor of the City on December 18, 1997, as such deed was modified by that certain Agreement Modifying Deed, recorded in Book 6237, Page 223, on January 18, 1999, between the City and MR Sub (collectively, the "Parcel Deed"), and which property is designated as the "H-Tract" on Exhibit A attached hereto (the "Parcel").

        WHEREAS, on July 14, 1998, Grand K, Inc. assigned all of its right, title and interest in and to the Original Agreement to Boyd Sub.

        WHEREAS, on July 14, 1998, the Parties entered into that certain Amended and Restated Joint Venture Agreement, as amended pursuant to that certain First Amendment to Amended and Restated Joint Venture Agreement, dated as of September 10, 1998 (as amended, the "Amended and Restated Agreement"), which Amended and Restated Agreement superseded the Original Agreement.

        WHEREAS, MR Sub has subdivided the Parcel and has agreed to convey to the Joint Venture, upon the terms and conditions hereinafter set forth, that certain portion of the Parcel


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commonly known as Block 576, Lot 1.03, comprised of (or to be comprised of)
approximately twenty-seven and twenty-seven one-hundredths (27.27) acres (the "Property"). The remainder of the Parcel, excluding the Property, as the same may be further subdivided from time to time, shall be referred to herein as "Tract II."

        WHEREAS, the Parties desire to amend and restate the Amended and Restated Agreement upon the terms and conditions hereinafter set forth in this Agreement.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises set forth, the parties agree as follows:


                                    ARTICLE 1

                                THE JOINT VENTURE

        Section 1.1 Organization. The Venturers hereby confirm that they have formed and established a joint venture in the form of a general partnership (the "Joint Venture") under and pursuant to, and which shall continue to constitute a joint venture for purposes of, the provisions of this Agreement and the New Jersey Uniform Partnership Act (the "Act") from and after May 29, 1996, upon the terms and conditions set forth in this Agreement.

        Section 1.2 Name. The name of the Joint Venture shall be Marina District Development Company, and all business of the Joint Venture shall be conducted solely in such name or in such other name or names as the Venturers may mutually determine.

        Section 1.3 Place of Business. The principal office of the Joint Venture shall be located at such place within the County as may be approved by the Venturers.

        Section 1.4 Business of the Joint Venture. The business of the Joint Venture is to acquire and own the Property and to design, develop, construct, finance, own and operate the Facility on the Property. The purposes of the Joint Venture shall include the conduct of casino gaming. In furtherance of its business, the Joint Venture shall have and may exercise all the powers now or hereafter conferred by the laws of the State of New Jersey on partnerships formed under the laws of that State, and may do any and all things related or incidental to its business as fully as natural persons might or could do under the laws of that State. One such power shall include, but shall not be limited to, the creation, ownership and operation of an entity to be utilized in connection with financing the Facility, whose board of directors shall be appointed by the Managing Venturer.

        Section 1.5 Purposes Limited. The Joint Venture shall be a joint venture only for the purposes specified in Section 1.4. Except as otherwise provided in this Agreement, the Joint Venture


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shall not engage in any other activity or business and neither Venturer shall have any authority to hold itself out as an agent of the other Venturer in any other business or activity.

        Section 1.6 No Payments of Individual Obligations. The Venturers shall use the Joint Venture's credit and assets solely for the benefit of the Joint Venture. No asset of the Joint Venture shall be transferred or encumbered for or in payment of any individual obligation of a Venturer.

        Section 1.7 Statutory Compliance. The Joint Venture shall exist under and be governed by, and this Agreement shall be construed and enforced in accordance with, the laws of the State of New Jersey, including the New Jersey Casino Control Act, but excluding its conflict of law principles. The Venturers shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. The Venturers shall execute, file and record in the appropriate records any assumed or fictitious name certificate required by law to be filed or recorded in connection with the formation of the Joint Venture and shall execute, file and record such other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Joint Venture.

        Section 1.8 Title to Property. All property, whether real or personal, tangible or intangible, owned by the Joint Venture shall be owned in the name of the Joint Venture and no Venturer shall have any ownership interest in such property in its individual name or right and each Venturer's interest in the Joint Venture shall be personal property for all purposes.

        Section 1.9 Duration. The Joint Venture commenced as of May 29, 1996 and shall continue until dissolved and liquidated pursuant to law or any provision of this Agreement.

        Section 1.10  Definitions.  As used in this Agreement:

        "Acceptance Notice" has the meaning set forth in Section 11.4 hereof.

        "Accountants" has the meaning set forth in Section 7.3 hereof.

        "Act" has the meaning set forth in Section 1.1 hereof.

        "Affiliate" means a person which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified; provided, however, that a Venturer, as such, shall not be deemed to be an Affiliate of the other Venturer.

        "Agreement" means this Second Amended and Restated Joint Venture Agreement, as the same may be modified or amended from time to time in accordance with the terms hereof.

        "Allocable Share" means the Joint Venture's equitable share of any Government Improvement Costs and Master Plan Improvement Costs for which the Joint Venture is


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        responsible in accordance with the terms and provisions hereof relating to the components of the Government Improvements and Master Plan Improvements that are not for the sole use or benefit of either the Property or Tract II. The Venturers agree that to the extent that a Government Improvement or Master Plan Improvement for which the Joint Venture is responsible in accordance with the terms and provisions hereof is for the use or benefit of the entire Parcel, the Joint Venture's Allocable Share of the Government Improvement Costs and/or Master Plan Improvement Costs relating thereto shall be 25%. The Venturers further agree that the Joint Venture's Allocable Share of the Initial Master Plan Improvement Costs is as set forth on Exhibit B attached hereto and incorporated herein by this reference.

        "Amended and Restated Agreement" has the meaning set forth in the Preamble to this Agreement.

        "Applicable Ratio" has the meaning set forth in Section 3.5 hereof.

        "Appraisal Notice" has the meaning set forth in Section 11.5 hereof.

        "Appraised Value" has the meaning set forth in Section 11.5 hereof.

        "Boyd" has the meaning set forth in the first paragraph of this Agreement.

        "Boyd License Agreement" has the meaning set forth in Section 8.2 of this Agreement.

        "Boyd Sub" has the meaning set forth in the first paragraph of this Agreement.

        "Building Elevation Plans" means that certain Valet Parking Level Plan, dated as of August 29, 2000, prepared by Anthony A. Marnell II, Chartered, a copy of which has been provided to Boyd Sub and MR Sub prior to the execution of this Agreement.

        "Bulkhead Project" has the meaning set forth in Section 4.8 of this Agreement.

        "CAFRA" means the New Jersey Coastal Area Facilities Review Act and the rules, regulations and policies promulgated thereunder, as each may be amended from time to time.

        "Capital Account" has the meaning set forth in Section 3.10 hereof.

        "Capital Expenditure Budget" has the meaning set forth in Section 7.11 hereof.

        "Capital Expenditure Reserve Account" has the meaning set forth in
        Section 7.10 hereof.

        "City" has the meaning set forth in the Preamble to this Agreement.

        "Closure Reports" has the meaning set forth in Section 4.4(b) hereof.


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        "Code" has the meaning set forth in Section 5.1 hereof.

        "Commencement of Construction" means (i) with respect to construction of the Facility, the date that a notice to proceed is issued by the Managing Venturer or any of its Affiliates to the contractor(s) for the Facility, which date shall, in any event, occur only after receipt by the responsible Venturer or by MRI, as appropriate, of all permits, authorizations and approvals necessary to commence construction of the Facility, including without limitation, all Master Plan Approvals, and
        (ii) with respect to construction of the MRI Casino Project, the date that a notice to proceed is issued by MRI or its Affiliates to the contractor(s) for the MRI Casino Project, which date shall, in any event, occur only after receipt by MRI or MR Sub, as applicable, of all permits, authorizations and approvals necessary to commence construction of the MRI Casino Project, including without limitation, all Master Plan Approvals.

        "Connector" means the Atlantic City-Brigantine Connector road improvement project currently under construction in the City, as the same may be modified from time to time hereafter.

        "Construction Financing" means debt financing, which may be unsecured or collateralized by one or more liens on the Property and the Facility or any portion thereof (including purchase money financing collateralized by furniture, furnishings, fixtures, machinery or equipment), to be obtained by the Joint Venture from one or more commercial banks or other lenders (including vendors or the Venturers) for the purpose of funding Project Costs.

        "Construction Period" has the meaning set forth in Section 4.1 hereof

        "County" means Atlantic County, New Jersey.

        "CRDA" means the New Jersey Casino Reinvestment Development Authority.

        "Cumulative Excess Contributions" has the meaning set forth in Section
        3.5 hereof.

        "Defaulting Venturer" has the meaning set forth in Section 12.1 hereof

        "Development Agreement" means that certain agreement entitled "An Agreement between the City of Atlantic City and MRI for the Development of the Huron North Redevelopment Area," dated May 3, 1996, including all exhibits thereto, as the same was previously amended by Amendments thereto dated January 8, 1998, December 15, 1998 and January 13, 1999, and as the same may be amended or supplemented from time to time hereafter upon the terms and conditions permitted hereby.

        "Disapproval Notice" has the meaning set forth in Section 1 1.4 hereof.



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        "Distributable Cash" has the meaning set forth in Section 6.1 hereof.

        "Employee Parking Lot" means a surface parking lot which shall be constructed upon a portion of Tract II, as more particularly provided in
        Section 4.5(a) hereof.

        "Employee Parking Lease" means the lease of the Employee Parking Lot, to be entered into between the Joint Venture and MR Sub upon the terms and conditions more particularly set forth in Section 4.5(a) hereof.

        "Environmental Assessment Reports" shall mean all environmental assessment reports and data relating to the Property and the Parcel, including without limitation, all Phase I, II and III environmental assessments, Closure Reports, and any and all documentation, correspondence, reports or data relating to any investigation, analyses, cleanup, detoxification, testing, monitoring or remediation of the Property and the Parcel or otherwise relating to the preparation and implementation of any closure, remediation or other required plans, together with evidence of all federal, state and local governmental consents and approvals relating thereto.

        "Event of Bankruptcy" has the meaning set forth in Section 12.1 hereof.

        "Event of Default" has the meaning set forth in Section 12.1 hereof.

        "Excess Government Improvement Costs" means the amount, if any, of the Joint Venture's share of Government Improvement Costs that exceeds, in the aggregate, the sum of $7,500,000.

        "Excess Master Plan Improvement Costs" means the amount, if any, of the Joint Venture's share of Master Plan Improvement Costs relating to the Initial Master Plan Improvements that exceeds, in the aggregate, the sum of $27,500,000.

        "Facility" means a new hotel-casino and related restaurant, entertainment, retail and other facilities and amenities, containing not less than 2,000 guestrooms, to be designed, developed and constructed by the Joint Venture on the Property, including all furniture, fixtures, machinery, equipment and other tangible personal property located therein and used in connection therewith except for any furniture, fixtures, machinery, equipment and other tangible personal property owned by third parties and to be used at or incorporated into the Property relating to (i) the central power plant and related facilities to be constructed and operated by a third party provider, or (ii) any facilities leased to third parties for operation of retail, restaurant or spa facilities.

        "Force Majeure Event" has the meaning set forth in Section 4.2(f) hereof.



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        "Government Improvements" means all off-site and on-site improvements
        (other than the Initial Master Plan Improvements and any other Master Plan Improvements to be constructed upon the Parcel) required by any federal, state, county, municipal or other governmental or quasi-governmental agency or by any utility provider, in order to enable the construction of each of the Facility, the Employee Parking Lot, and, if applicable, the MRI Casino Project and the Third Casino on the Parcel, including without limitation, the construction or relocation of any required common air and water quality infrastructure, wetlands remediation, solid waste, ground water and storm water runoff facilities and other similar improvements or projects, and the construction of all improvements required to bring all necessary utilities to the Parcel and to the Property (including without limitation, water, gas, electricity, sewer and telephone), and the relocation of any existing utility service or installation located upon the Parcel that would obstruct the intended development thereof.

        "Government Improvement Costs" means all costs and expenses of designing, engineering, developing and constructing the Government Improvements, including without limitation, all direct and indirect costs related thereto, such as labor, materials, supplies, machinery, equipment, construction management, legal, architectural, engineering and design fees, site work, utility installation and hookup or connection charges and fees, construction permits, certificates, bonds, and other deposits, but excluding any and all costs associated with conveying the Property to the Joint Venture which are the sole responsibility of MRI or MR Sub or their Affiliates, as more particularly provided in Section 3.2 hereof, and excluding any other costs or expenses which are the sole obligation of any of the Parties pursuant to the terms hereof.

        "Initial Master Plan Improvements" means, collectively, (i) all of those Master Plan Improvements of the type or in the nature of those that are currently anticipated to be constructed upon the Parcel as more particularly described in that portion of the Tishman Construction Company of New Jersey Order of Magnitude Estimate - Update, dated February 22, 2000 attached hereto as Exhibit C-1 and incorporated herein by this reference; and (ii) preparation of sub-grade up to the underside of the porte cochere road paving surface. Except as otherwise specifically provided in this Agreement, all Initial Master Plan Improvements shall be subject to the cap on Excess Master Plan Improvement Costs.

        "Initiating Venturer" has the meaning set forth in Section 11.4 hereof

        "Interest" has the meaning set forth in Section 3.6 hereof.

        "Jobs and Business Opportunities Program" means a program designed to satisfy the requirements and conditions contained in Section 9 of the Development Agreement.

        "Losses" has the meaning set forth in Section 5.1 hereof.



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        "Managing Venturer" means Boyd Sub until such time, if any, as MR Sub becomes the Managing Venturer pursuant to Section 9.3 hereof, and thereafter means MR Sub or its successor as Managing Venturer.

        "Master Plan" means the engineering, design and specifications for (i) the entirety of the infrastructure and other improvements that will jointly benefit or be used in common by the MRI Casino Project, the Facility, and if applicable, the Third Casino, including without limitation, all common landscaping, signage, lighting and fencing, the specific points at which the Connector will connect to the Parcel, all roads leading to and from the porte- cocheres and the preparation of sub-grade up to the underside of the porte cochere road paving surface, all traffic, parking, and circulation improvements (including, without limitation, roads, bridges, walkways, monorail systems and other means of transportation within, adjoining or servicing the Parcel and the Property and all landscaping, lighting and fencing related thereto); and
        (ii) all Government Improvements; excluding only the engineering and design of those improvements that specifically, solely, and individually comprise, respectively, the Facility, the MRI Casino Project, and if applicable, the Third Casino.

        "Master Plan Approvals" means all those permits, licenses, and approvals, issued in final, unappealable, and unconditional form, that are required under all applicable federal, state, county and municipal laws, regulations or governmental or quasi-governmental requirements pertaining to or necessary for the formal adoption and approval of the Master Plan and the construction of the Government Improvements, excluding only those permits, licenses, and approvals that pertain solely to the improvements that specifically, solely, and individually comprise, respectively, the Facility, the MRI Casino Project, and if applicable, the Third Casino.

        "Master Plan Improvement Costs" means all costs and expenses of designing, engineering, developing, constructing, equipping and opening any Master Plan Improvements, including without limitation, all direct and indirect costs related thereto, such as labor, materials, supplies, furniture, furnishings, fixtures, machinery, equipment, construction management, legal, architectural, engineering and design fees, site work, permits, certificates, bonds, and other deposits, but excluding any and all costs associated with conveying the Property to the Joint Venture, which are the sole responsibility of MRI or MR Sub or their Affiliates, as more particularly provided in Section 3.2 hereof, and excluding any other costs or expenses which are the sole obligation of any of the Parties pursuant to the terms hereof.

        "Master Plan Improvements" means any and all improvements included in or built or to be built pursuant to the Master Plan other than any specific improvements included in the Master Plan which constitute Government Improvements.

        "Memorandum of Agreement" has the meaning set forth in Section 14.22 of this Agreement.



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        "MGM" means MGM MIRAGE, a Delaware corporation.

        "MRI" has the meaning set forth in the first paragraph of this Agreement.

        "MRI Casino Project" means a hotel-casino project which may be constructed by MRI or its Affiliates or by any purchaser of Tract II from MRI or its Affiliates.

        "MR Sub" has the meaning set forth in the first paragraph of this Agreement.

        "New Jersey Casino Control Act" means all the terms and provisions of N.J.S.A. 5:12-1 et. seq., as the same may be modified and amended from time to time.

        "New Jersey Gaming Authorities" means, collectively, the New Jersey Casino Control Commission and the New Jersey Division of Gaming Enforcement, or any governmental agency of the State of New Jersey or its political subdivisions which succeeds to the functions of such agencies.

        "NJDEP" means the New Jersey Department of Environmental Protection.

        "Non-Managing Venturer" means MR Sub until such time, if any, as MR Sub becomes the Managing Venturer pursuant to Section 9.3 hereof, and thereafter means Boyd Sub or its successor as Non-Managing Venturer.

        "Offering Notice" has the meaning set forth in Section 11.4 hereof.

        "Option" has the meaning set forth in Section 4.5(c) hereof.

        "Option Agreement" has the meaning set forth in Section 4.5(c) hereof.

        "Option Parcel" has the meaning set forth in Section 4.5(c) hereof.

        "Ordinance" has the meaning set forth in Section 3.2(a) hereof.

        "Original Agreement" has the meaning set forth in the Preamble to this Agreement.

        "Parcel" has the meaning set forth in the Preamble to this Agreement.

        "Parcel Deed" has the meaning set forth in the Preamble to this Agreement.

        "Party" or "Parties" means MR Sub, MRI, Boyd Sub and Boyd, individually or collectively, as appropriate, and their respective successors and assigns.

        "Profits" has the meaning set forth in Section 5.1 hereof.


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        "Program" means the number of guestrooms; the number of parking spaces;
        the square footage of the retail components of the Facility, including but not limited to the shops, restaurants and other food and beverage outlets, meeting and ballroom space, and spa; and the number of slot machines and table games to be contained in the Facility, in each case as set forth on Exhibit D attached hereto and incorporated herein by this reference, as the same may be amended from time to time as more particularly provided in this Agreement.

        "Project Costs" means all hard and soft costs and expenses of designing, engineering, developing, constructing, equipping and opening the Facility paid or accrued prior to the end of the Construction Period, including without limitation (i) all direct and indirect costs related thereto, such as labor, materials, site work, supplies, furniture, furnishings, fixtures, machinery, equipment, construction management, architectural, engineering and design fees paid to non-Affiliates of Boyd Sub, (ii) all out-of-pocket fees and expenses for which Boyd Sub shall be entitled to reimbursement or compensation pursuant to either
        Section 2.3 or Section 2.4 hereof, and all salaries paid to employees of Boyd Sub or its Affiliates who devote substantially full time to the Joint Venture's designing, engineering, developing, constructing, equipping and opening the Facility, (iii) all Master Plan Improvement Costs and Government Improvement Costs, to the extent payable by the Joint Venture pursuant to the terms of Section 4.2. hereof, (iv) the cost of installing utility service from the Property boundary, (v) the cost of design and construction approvals, permits, certificates, bonds and other non-refundable deposits, (vi) preopening expenses, (vii) costs and expenses of preparing, filing and processing applications to obtain licenses and approvals from the New Jersey Gaming Authorities to the extent payable by the Joint Venture pursuant to Section 4.3(d) hereof,
        (viii) initial gaming and non-gaming bankroll, (ix) interest and fees on the Construction Financing; (x) the cost of creating and implementing the Jobs and Business Opportunities Program; and (xi) the value of the Property as specified in Section 3.2(f) hereof; but excluding (A) costs and expenses of acquiring any additional property pursuant to Section
        3.4 hereof; (B) all Road Development Costs associated with the Connector; (C) except as otherwise provided in Section 4.4 hereof, all costs and expenses associated with the evaluation and remediation of environmental contamination of the Property; (D) the amount of Excess Master Plan Improvement Costs, if any, which are the sole obligation of MR Sub, as provided in Section 4.2(c) hereof; and (E) any other costs or expenses which are the sole obligation of MRI or MR Sub as provided herein.

        "Property" has the meaning set forth in the Preamble to this Agreement.

        "Reciprocal Easement Agreement" has the meaning set forth in Section 3.2(a) hereof.

        "Redevelopment Plan" means that certain Redevelopment Plan for the Huron North Redevelopment Area, adopted by the City, dated as of March 15, 1995.

        "Resort Zone Designation" means the land zoning classification of the City which authorizes and which is recognized by the New Jersey Gaming Authorities as acceptable for the


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        construction of a casino facility with all forms of legalized gaming permitted pursuant to the laws of the State of New Jersey.

        "Responding Venturer" has the meaning set forth in Section 11.4 hereof.

        "Reverter" has the meaning set forth in Section 3.2(a) hereof.

        "Road Development Agreement" means that certain Road Development Agreement, dated as of January 10, 1997, by and among the State of New Jersey, SJTA and AC Holding Corp., a Nevada corporation, as successor by assignment to MRI, which Road Development Agreement has been amended pursuant to that certain First Amendment, dated as of July 31, 1997, that certain Second Amendment, dated as of October 10, 1997, that certain Amended and Restated Third Amendment, dated as of February 1, 1999 and that certain Fourth Amendment, dated as of October 30, 1999, and as the same may hereafter be amended or supplemented from time to time upon the terms and conditions permitted hereby.

        "Road Development Costs" means all costs and expenses of designing, developing, constructing, equipping and opening the Connector, including without limitation, any and all direct and indirect costs related thereto, such as labor, materials, supplies, fixtures, machinery, equipment, landscaping, construction management, legal, architectural, engineering and design fees, site work, utility installation and hook-up fees, construction permits, certificates, bonds, and deposits, and any other costs payable by MRI or its Affiliates pursuant to the terms of the Road Development Agreement.

        "Survey" shall mean an ALTA survey of the Property prepared by a licensed surveyor or civil engineering firm, which shall be certified to the Joint Venture, each of the Parties, and the Joint Venture's title insurer, and which shall include, without limitation, the legal description and gross acreage of the Property, and the locations of any existing improvements, easements and servitudes existing upon or encumbering the Property.

        "SJTA" means the South Jersey Transportation Authority.

        "Special Revenue Bonds" means the various series of Special Revenue Bonds (Atlantic City/Brigantine Connector Project - CRDA H-Tract Revenue Pledge Agreement) issued or to be issued by SJTA to MRI or an Affiliate of MRI pursuant to SJTA's Resolution adopted on October 8, 1997 and the Bond Purchase Agreement dated as of October 10, 1997 between SJTA and MRI, as the same may be amended from time to time hereafter.

        "Third Casino" means a casino-hotel project that, in addition to the Facility and the MRI Casino Project, may be constructed upon the Parcel.

        "Third Party" has the meaning set forth in Section 11.4(a) of this Agreement.



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        "Tract II" has the meaning set forth in the Preamble to this Agreement.

        "Transfer" has the meaning set forth in Section 11.1 hereof.

        "Tri-Party Agreement" means that certain agreement captioned H-Tract Tri-Party Agreement, contemplated to be executed pursuant to the Ordinance, by and among the City, the Joint Venture and MR Sub.

        "Vacated Land" has the meaning set forth in Section 3.2(a) hereof.

        "Venturer" and "Venturers" means, individually or collectively, as applicable, the parties named as such in the first paragraph of this Agreement or any successor to either party by Transfer expressly permitted by this Agreement.


                                    ARTICLE 2

                                  THE VENTURERS

        Section 2.1 Identification. MR Sub and Boyd Sub shall be the Venturers of the Joint Venture. No other person may become a Venturer except pursuant to a Transfer specifically permitted under and effected in compliance with this Agreement.

        Section 2.2 Services of Venturers. During the existence of the Joint Venture, the Venturers shall be required to devote only such time and effort to Joint Venture business as may be necessary to promote adequately the interests of the Joint Venture and the mutual interests of the Venturers, it being specifically understood and agreed that the Venturers shall not be required to devote full time to Joint Venture business and, except as provided in Section
3.4 hereof, each Venturer and its Affiliates may at any time and from time to time engage in and possess interests in other business ventures of every type and description, independently or with others, whether or not such ventures relate to or compete with the Facility; and neither the Joint Venture nor the other Venturer shall by virtue of this Agreement have any right, title or interest in or to such independent ventures or to the income or profits derived therefrom. The Venturers may, but shall not be required to, organize a management company under the laws of Nevada to manage the affairs of the Joint Venture in a manner consistent with the provisions of this Agreement.

        Section 2.3 Reimbursement and Fees. Unless expressly provided for in this Agreement or approved by each of the Venturers, neither of the Venturers nor any Affiliate thereof shall be paid any compensation for its management services to the Joint Venture provided pursuant to the terms hereof or be reimbursed for out-of-pocket, overhead or general administrative expenses. Notwithstanding the foregoing, the Managing Venturer and its Affiliates shall be entitled to reimbursement by the Joint Venture for reasonable out-of-pocket costs and expenses incurred for travel to and from the Facility in connection with the performance of any services required or contemplated by this Agreement, including without limitation, travel in connection with designing, developing, constructing, and operating the Facility. In addition, in the event the Managing Venturer requests employees of MR Sub or its Affiliates to travel to the Facility for purposes of the Joint Venture's business, or employees of MR Sub or its Affiliates to travel to Las Vegas, Nevada for purposes of the Joint Venture's business, then MR Sub or its Affiliates shall be entitled to reimbursement by the Joint Venture for reasonable out-of-pocket costs and expenses incurred for such travel.

        Section 2.4 Transactions with Affiliates. The Managing Venturer shall be entitled to employ or retain, or enter into any transaction or contract with, any Venturer or any officer, employee or Affiliate of any Venturer, provided that the compensation and other terms and conditions of any such arrangement are no less favorable to the Joint Venture than those that could reasonably be obtained at the time from an unrelated party providing comparable goods or services.

        Section 2.5 Liability of the Venturers; Indemnification. Except as otherwise may be required by the provisions of the New Jersey Casino Control Act, neither Venturer shall be liable for damages or otherwise to the Joint Venture or the other Venturer for any act or omission performed or omitted by it in good faith on behalf of the Joint Venture and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interests of the Joint Venture if it shall not have been guilty of gross negligence, bad faith or willful misconduct with respect to such acts or omissions. Each Venturer shall be indemnified by the Joint Venture for, from and against any and all claims, losses, damages and liabilities, including reasonable attorneys' fees which shall be reimbursed as incurred, arising out of or relating to any act or failure to act performed or omitted by it within the scope of the authority conferred upon it by this Agreement; provided, however, that such indemnity shall be payable only if such Venturer acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Joint Venture. Any indemnity under this Section 2.5 shall be paid from, and shall be limited to the extent of, Joint Venture assets, and no Venturer shall have any personal liability on account thereof.


                                    ARTICLE 3

                 CAPITAL CONTRIBUTIONS; LOANS; CAPITAL ACCOUNTS

        Section 3.1 Initial Capital Contributions. Each Venturer previously contributed to the Joint Venture, as its initial capital contribution, cash in the amount of $1,000.

        Section 3.2   Contribution of Property.

        (a) Following the latest of such time as: (i) the City shall have adopted an ordinance substantially in the form of Exhibit E attached hereto and incorporated herein by this reference (the "Ordinance") providing that upon conveyance of the Property to the Joint Venture, the Property shall be released from all the requirements, restrictions and conditions of the Development Agreement, other than the reversion provisions contained in the Development Agreement and Parcel Deed, as amended (collectively, the "Reverter"), and upon substantial completion of the Facility, the entire Parcel shall be released from the Reverter and the City will provide the Joint Venture, for recordation in the office of the County Clerk of the County pursuant to N.J.S.A. 46:15-1.1 et.seq., with an instrument to reflect the release of the entire Parcel from the Reverter; (ii) MR Sub or its Affiliates shall have obtained all other governmental or quasi-governmental approvals necessary to permit the transfer of title to the Property to the Joint Venture; (iii) the City has vacated the existing public works facilities located on the Property, and MRI, MR Sub or the City, as appropriate, has caused all such facilities to be completely removed from the Property (it being understood and agreed, however, that underground piling beneath the public works facilities shall remain in place, and upon Commencement of Construction of the Facility, MRI will promptly reimburse the Joint Venture, in the amount of $35,000, as a one-time payment for the installation of new piles in and around the area of the existing underground piles, as shown on Pile Overlay Drawing P-1, dated as of January 6, 2000, and prepared by Paulus, Sokolowski and Sartor, Inc.); (iv) MRI and MR Sub have obtained all Master Plan Approvals; (v) Managing Venturer shall have obtained all requisite approvals for construction of the Facility, as contemplated hereunder, from the NJDEP and the Atlantic City Planning Board; (vi) MRI or MR Sub shall have obtained from the New Jersey Department of Transportation or the SJTA, as applicable, a vacation and extinguishment of any public rights in a certain portion of the former North Carolina Avenue having a size of 0.067 acres, all as more specifically shown on Exhibit F attached hereto and made a part hereof (the "Vacated Land"), which vacation and extinguishment shall be in a form acceptable to Managing Venturer, in its reasonable discretion, and acceptable to its title insurer and shall be sufficient to convey good and marketable fee simple title to the Vacated Land to the Joint Venture and to enable the Joint Venture, upon payment of the regular and customary insurance premium, to obtain an owner's policy of title insurance from its title insurer, insuring, without exception, the Joint Venture as the fee simple owner of the Vacated Land; (vii) MRI, MR Sub or its Affiliates or their successors and assigns shall have provided to the Joint Venture a reciprocal easement agreement (the "Reciprocal Easement Agreement") in form and substance acceptable to Managing Venturer, in its reasonable discretion, and acceptable to the provider of Construction Financing, and in form and substance legally sufficient for recordation in the office of the County Clerk of the County, granting to the Joint Venture such easements and other rights to use any Governmental Improvements or Master Plan Improvements which are located on the Parcel and are necessary or desirable, in the reasonable opinion of Managing Venturer, for the Joint Venture's construction, use, maintenance or occupancy of the Facility, including but not limited to the Initial Master Plan Improvements; (viii) MR Sub and Managing Venturer shall have agreed upon the form and substance of the Option Agreement; (ix) MR Sub and Managing Venturer shall have agreed upon the form and substance of the Employee Parking Lease; and (x) MR Sub and Boyd Sub shall be satisfied, in their reasonable discretion, that all conditions to allow the first draw under the Construction Financing shall have been met or are capable of being met; MR Sub shall, as an additional capital contribution, convey, or cause to be conveyed, to the Joint Venture fee simple title to the Property. Such conveyance shall be made by bargain and sale deed, with covenants as to the grantor's acts, and with covenants that the Property shall be free and clear of all monetary liens and encumbrances and all other liens, encumbrances, rights and restrictions which would materially adversely affect the Joint Venture's contemplated use of the Property, other than those liens, encumbrances, rights and restrictions contained or referred to in (i) the Parcel Deed or (ii) the Transnation Title Insurance Company Title Commitment number 98-14779, dated effective as of December 27, 1999 (except for Exception No. 23, relating to the Reverter, which shall be modified pursuant to the Ordinance.

        (b) Boyd Sub acknowledges that a portion of the Property is not currently within the Resort Zone Designation, and such portion is not zoned for the construction of the casino component of the proposed Facility. MRI and MR Sub hereby represent and warrant, however, that the zoning for the portion of the Property that is not within the Resort Zone Designation will allow for the construction of restaurants, hotel towers, retail, parking garages, showrooms, administrative office space and any and all other non-casino space to be developed in connection with the Facility. To the extent that the City or the New Jersey Gaming Authorities shall require a re-zoning of all or any portion of the Property to the Resort Zone Designation, or to the extent that Boyd Sub deems it reasonably necessary to have all or any portion of the Property re-zoned to the Resort Zone Designation in order to best utilize the Property to construct the Facility, then the Venturers shall cooperate with each other to use all commercially reasonable efforts to attempt to obtain such re- zoning of the Property, with the cost thereof to be a Project Cost to be paid by the Joint Venture.

        (c) The Venturers agree, solely for purposes of this Agreement, that as of the date that MR Sub contributes the Property to the Joint Venture, MR Sub shall receive credit for a capital contribution to the Joint Venture in the amount of $90,000,000, a portion of which amount shall reflect the actual fair market value of the Property, as determined at such time by an appraisal obtained by Managing Venturer, and the remainder of which shall reflect the fair market value of certain other tangible and intangible property contributed to the Joint Venture by MR Sub, including but not limited to, the Special Revenue Bonds.

        (d) Except as hereinafter provided, all costs and expenses associated with the Environmental Assessment Reports and remediation of the Property, all Road Development Costs, all real property transfer taxes or fees, and any other costs and expenses of conveying the Property to the Joint Venture, including the cost of obtaining the Survey and the cost of an ALTA owner's policy of title insurance, shall be borne solely by MRI or MR Sub, as appropriate, and shall not be costs or expenses of the Joint Venture. Real property taxes and assessments relating to the Property shall be prorated as of the date of contribution of the Property to the Joint Venture. MR Sub shall not be entitled to any increase in its capital account or in its Interest in the Joint Venture by virtue of the expenditure of any sums relating to the matters set forth in this Section 3.2(d). Notwithstanding the foregoing, costs and expenses associated with the environmental remediation of the Property shall be borne by the Joint Venture as Project Costs to the extent that (i) changes in the design or location of the Facility from the design and location of the Facility as reflected in the Building Elevation Plans, or (ii) changes in the location of the Employee Parking Lot from the location agreed upon pursuant to the terms of Section 4.5(a) hereof, cause an actual increase in such costs and expenses to MRI or MR Sub.

        Section 3.3   Additional Capital Contributions.

        (a) At the time of and as a condition concurrent to conveyance of the Property to the Joint Venture by MR Sub pursuant to Section 3.2, Boyd Sub shall make an additional capital contribution of cash aggregating $90,000,000 to the Joint Venture. From time to time thereafter, each of the Venturers shall concurrently make equal additional capital contributions of cash aggregating $117,000,000 each to the Joint Venture at such time or times as required by the provider of the Construction Financing or at the time or times as the Managing Venturer reasonably determines necessary to coincide with the funding of Project Costs; provided, however, that if acceptable to the provider of the Construction Financing, each of the Venturers may provide all or part of such $117,000,000 cash contribution as subordinated loans, on such terms as the Venturers may mutually determine, rather than as capital contributions. Notwithstanding the foregoing, if acceptable to the provider of Construction Financing, each Venturer shall be entitled to defer a portion of such $117,000,000 capital contribution by providing the Joint Venture with a standby letter of credit in the amount of $25,000,000 as security for its obligation to contribute such amount. Any such letter of credit shall be on terms and conditions reasonably acceptable to the Venturers and to the provider of the Construction Financing, but in any event, each such letter of credit shall provide that the letter of credit may be drawn if, but only if the respective Venturer shall fail to contribute the capital contribution secured by such letter of credit at the time required by either Managing Venturer or by the provider of Construction Financing pursuant to the express terms of the Construction Financing.

        (b) The Parties acknowledge that as of the date of this Agreement, the anticipated total Project Costs (including a reasonable contingency to be established by Boyd Sub) are $1,035,000,000. Boyd Sub shall make additional capital contributions of cash to the Joint Venture equal to the amount of Project Costs that exceed, in the aggregate, the sum of $1,035,000,000, except to the extent (i) such Project Costs are the sole obligation of either MRI or MR Sub or any of their respective Affiliates pursuant to the terms hereof, (ii) such Project Costs are permitted to be added to the amount of the Construction Financing pursuant to the terms and provisions of Section 4.1 hereof, or (iii) the Venturers mutually agree in writing to increase the size or scope of the Facility and to share in the increase in the Project Cost relating to such change in size or scope. The additional capital contributions referred to in the immediately preceding sentence shall be made by Boyd Sub at such time or times as required by the provider of the Construction Financing or at the time or times as the Managing Venturer reasonably determines necessary to coincide with the funding of Project Costs, but in no event prior to the contribution of the Property to the Joint Venture by MR Sub.

        (c) MR Sub shall make additional capital contributions of cash to the Joint Venture equal to the amount of any Excess Master Plan Improvement Costs, except to the extent of Excess Master Plan Improvement Costs actually caused by
(i) changes in the design or location of the Facility from the design and location of the Facility as reflected in the Building Elevation Plans, or (ii) changes in the location of the Employee Parking Lot from the location agreed upon pursuant to the terms of Section 4.5(a) hereof. The additional capital contributions referred to in the immediately preceding sentence shall be made by MR Sub at such time or times as required by the provider of the

Construction Financing or at the time or times as the Venturers reasonably determine to be necessary to coincide with the funding of the Master Plan Improvements.

        (d) In order to fund Project Costs incurred or to be incurred prior to conveyance of the Property to the Joint Venture, each Venturer shall, within five (5) business days following the request of the Managing Venturer, make one or more additional equal capital contributions of cash to the Joint Venture in amounts sufficient to fund outstanding or anticipated Project Costs, as reasonably determined by Managing Venturer, which contributions (including such contributions previously made by the Venturers) shall be credited against each Venturer's cash capital contribution obligations due under the second sentence of Section 3.3(a) hereof. In connection with each such request for capital contributions, Managing Venturer agrees to provide each Venturer with quarterly projected cash requirements for the next succeeding quarter, which shall contain Managing Venturer's best estimate of the upcoming capital needs of the Joint Venture for such time period.

        (e) MR Sub shall contribute to the Joint Venture 25% of the aggregate principal amount of each series of Special Revenue Bonds as and when such Special Revenue Bonds are issued by SJTA to MRI or an Affiliate of MRI, but in no event prior to the contribution of the Property to the Joint Venture, provided that the total principal amount of such Special Revenue Bonds so contributed shall not exceed, in the aggregate, $13,750,000. All payments of principal and interest in respect of the Special Revenue Bonds owned by the Joint Venture shall accrue to and be the property of the Joint Venture. At the time of the initial contribution of Special Revenue Bonds to the Joint Venture, and as a condition thereto, the Joint Venture shall execute and deliver, and agree to perform its obligations under, all agreements and instruments, including without limitation a Donation Agreement with CRDA in substantially the form of the Donation Agreement dated October 10, 1997 between CRDA and MR Sub, necessary to permit the Joint Venture to obtain a credit against its future CRDA alternative investment tax obligations to the maximum extent permitted by law. The contribution of the Special Revenue Bonds by MR Sub to the Joint Venture shall not increase the capital account or Interest of MR Sub in the Joint Venture.

        Section 3.4   Acquisition and Development of Additional Property.

        (a) Subject to the terms and conditions of this Agreement, MR Sub or its Affiliates may, alone or as a partner, joint venturer, stockholder or associate of or with one or more other persons or entities, (i) develop and operate the MRI Casino Project on such terms and conditions as it may determine, and (ii) acquire, develop and operate additional property adjacent to the Property or the Parcel on such terms and conditions as it may determine it its sole discretion, and neither the Joint Venture nor Boyd Sub shall have any rights with respect thereto except such as may be agreed to by each of the Venturers.

        (b) Without the consent of MR Sub, which it may withhold or condition in its sole discretion, neither Boyd Sub nor its Affiliates, alone or as a partner, joint venturer, stockholder (except for ownership of up to 5% of the stock of any publicly traded company) or associate of or with other persons or entities, may acquire or possess an interest in any other gaming property, gaming development project or gaming business located within the Marina area of the City at any time during the term of this Agreement or within three years following the termination of this Agreement as a result of the occurrence of an Event of Default by Boyd Sub. Without the consent of MR Sub, which it may withhold or condition in its sole discretion, neither Boyd Sub nor its Affiliates, alone or as a partner, joint venturer, stockholder (except for ownership of up to 5% of the stock of any publicly traded company) or associate of or with other persons or entities, may acquire or possess an interest in any project involving the construction and development of a new resort/casino project located within the entire City during the three-year period commencing on the date of this Agreement; provided, however, that the foregoing shall not preclude Boyd Sub or its Affiliates from effecting any merger with or acquisition of another entity that owns all or any interest in any existing gaming facility in the City (other than in the Marina area of the City) during such three-year period. Notwithstanding the foregoing, the restrictions contained in this Section 3.4(b) shall cease and be of no further force and effect in the event that (A) MRI or MR Sub shall default under any material obligation under this Agreement, or (B) this Agreement shall terminate or be terminated without any uncured Event of Default on the part of Boyd Sub.

        (c) With the consent of each Venturer, the Joint Venture may acquire additional property beneficial to the Joint Venture in the vicinity of the Property. The purchase price and other terms of any such acquisition shall be subject to the approval of each Venturer. Unless the Venturers agree otherwise, the acquisition cost of any such additional property shall be funded by equal additional capital contributions by each of the Venturers on or prior to the acquisition date, which shall not affect the respective obligations of the Venturers to make additional capital contributions to the Joint Venture pursuant to Section 3.3. If any such additional property is acquired by the Joint Venture and the Joint Venture is thereafter dissolved and liquidated, MR Sub shall have the option, exercisable for a period of 90 days following liquidation of the Joint Venture, to purchase any or all of such additional property for cash at a purchase price equal to the Joint Venture's acquisition cost of such additional property, plus all other capitalized costs and expenses incurred by the Joint Venture in connection with such additional property. Notwithstanding the foregoing, MR Sub hereby expressly consents to the acquisition of the Option Parcel upon the terms and provisions of Section 4.5(c) hereof and of the Option Agreement.

        Section 3.5   Failure to Make Capital Contributions.

        (a) If a Venturer defaults in its obligation to make capital contributions required by this Article 3, the other Venturer shall have and may exercise all remedies available pursuant to this Agreement, at law or in equity. In addition, if a Venturer defaults in its obligation to make capital contributions in cash required by this Article 3, the other Venturer may, but shall not be required to, contribute to the Joint Venture all or a portion of such amount. If such other Venturer contributes any amount to the Joint Venture pursuant to this Section 3.5, immediately following such contribution the Interest of the contributing Venturer in the Joint Venture shall be increased and the Interest of the Defaulting Venturer in the Joint Venture shall be decreased. The resulting Interest of the contributing Venturer shall be the number of percentage points (rounded to the nearest one-hundredth of a percentage point) determined in accordance with the following formula:

(i) determine the percentage equivalent of a fraction, the numerator of which shall be the aggregate capital contributions made to the Joint Venture by the contributing Venturer pursuant to this Agreement (excluding capital contributions made by Boyd Sub pursuant to Section 3.3(b) and by MR Sub pursuant to Section 3.3(c) or Section 3.3(e)), and the denominator of which shall be the aggregate capital contributions made to the Joint Venture by all Venturers pursuant to this Agreement (excluding capital contributions made by Boyd Sub pursuant to Section 3.3(b) and by MR Sub pursuant to Section 3.3(c) or Section 3.3(e)), (ii) subtract 50 percentage points, (iii) multiply the result of (i) and (ii) by the Applicable Ratio (rounded to the nearest one-hundredth of a percentage point) and (iv) add 50 percentage points to the result of (i), (ii) and (iii). For purposes of the immediately preceding sentence, the value of the Property contributed by MR Sub pursuant to Section 3.2 hereof shall at all times be deemed to be equal to $90,000,000. The resulting Interest of the Defaulting Venturer shall be the number of percentage points equal to 100 minus the resulting Interest of the contributing Venturer as determined above.

        (b) As used in this Section 3.5: (i) to the extent that the cash contributed by the contributing Venturer pursuant to this Section 3.5 in response to such default, together with all cash previously contributed by the contributing Venturer pursuant to this Section 3.5 in response to prior defaults (collectively, the "Cumulative Excess Contributions"), is less than $30,000,000, the Applicable Ratio shall be 1.20; (ii) with respect to that portion of the Cumulative Excess Contributions that is between $30,000,000 and $39,999,999, the Applicable Ratio shall be 1.30; (iii) with respect to that portion of the Cumulative Excess Contributions that is between $40,000,000 and $49,999,999, the Applicable Ratio shall be 1.40; and (iv) with respect to that portion of the Cumulative Excess Contributions that is $50,000,000 or more, the Applicable Ratio shall be 1.50.

        (c) By way of illustration, assume that (i) MR Sub and Boyd Sub each has a 50% Interest; (ii) MR Sub has previously contributed the Property pursuant to
Section 3.2 and $117,000,000 pursuant to Section 3.3(a), and Boyd Sub has previously contributed a total of $207,000,000 pursuant to Section 3.3(a); and
(iii) Boyd Sub is required to contribute an additional $35,000,000 pursuant to
Section 3.3(b). If Boyd Sub fails to contribute such amount, and MR Sub elects to contribute such $35,000,000 pursuant to this Section 3.5, the resulting Interest of MR Sub following such contribution would be 54.72%, determined as follows:

           $90,000,000 plus $117,000,000 plus $35,000,000 [MR Sub cash and
           Property contributions]

           $359,000,000 plus $90,000,000 [total cash and Property contributions]

equals 53.90%, minus 50% equals 3.90%, multiplied by 1.21 [the blended Applicable Ratio applicable to $35,000,000] equals 4.72%, plus 50% equals 54.72%.

Accordingly, the resulting Interest of Boyd Sub would be 45.28%.

        Section 3.6 Interests. The respective percentage interest (the "Interest") of the Venturers in the Joint Venture shall initially be as follows:

                      MR Sub - 50%
                      Boyd Sub- 50%

Any additional capital contributions made by Boyd Sub pursuant to Section 3.3(b) hereof shall not increase the Interest of Boyd Sub. Any additional capital contributions made by MR Sub pursuant to Section 3.3(c) hereof shall not increase the Interest of MR Sub.

        Section 3.7 Loans by Venturers to the Joint Venture. If the Managing Venturer reasonably determines that the Joint Venture's existing funds (giving effect to funds available pursuant to existing third-party financing and amounts required to be contributed to the Joint Venture by the Venturers pursuant to
Section 3.3) are insufficient to meet the Joint Venture's costs, expenses, obligations and liabilities, the Managing Venturer may offer to each Venturer the opportunity to advance funds to the Joint Venture in proportion to its respective Interest. No Venturer shall be required to advance funds to the Joint Venture, and neither Venturer shall be permitted to advance funds to the Joint Venture without the approval of each Venturer. All amounts so advanced shall take the form of an unsecured loan and shall bear interest at a floating rate equal to the Joint Venture's weighted average cost of borrowed funds (or, if the Joint Venture then has no borrowed funds, the published prime rate charged from time to time by Bank of America NT & SA). Such loans shall be repayable on demand but solely out of assets of the Joint Venture, in accordance with the provisions of Section 6.2(a) and Article 13 hereof, and no Venturer shall have any personal liability on account thereof, nor shall there be any recourse to such Venturer's assets. To the extent required by the terms of the Construction Financing or such other third-party financing obtained by the Joint Venture, repayment of such loans shall be subordinated to the prior repayment of the Construction Financing or other third-party financing. The provisions of this
Section 3.7 are solely and exclusively for the benefit of the Venturers, may only be enforced by the Venturers and shall not inure to the benefit of, or be enforceable by, any third party, including without limitation any creditor of the Joint Venture.

         Section 3.8 No Further Capital Contributions. The Venturers shall not be required to contribute additional capital or lend any funds to the Joint Venture, except as expressly provided in this Article 3.

         Section 3.9 Capital Accounts. Each Venturer shall have a single capital account (the "Capital Account") that, except as otherwise expressly provided by this Agreement, shall be (i) increased by (a) the sum of the cash and the fair market value at the time of contribution of any property contributed by such Venturer, (b) such Venturer's distributive share of Joint Venture Profits and
(c) the amount of any Joint Venture liabilities assumed by such Venturer or secured by any Joint Venture property distributed to such Venturer and (ii) decreased by (a) the sum of the cash and the fair market value of property distributed to such Venturer, (b) such Venturer's distributive share of Joint Venture Losses and (c) the amount of liabilities of such Venturer assumed by the Joint Venture or that are secured by property contributed by such Venturer to the Joint Venture. No Venturer shall be entitled to receive or shall be paid interest on its contributions to the capital of the Joint Venture or on its Capital Account balance. This Section 3.9 is intended to comply with the requirements of Treasury Regulation ss. 1.704-1(b) regarding the maintenance of capital accounts and shall be interpreted and applied in a manner consistent with that provision.

        Section 3.10 Return of Capital. Except as specifically provided herein, no Venturer may withdraw capital from the Joint Venture. To the extent any cash which any Venturer is entitled to receive pursuant to any provision of this Agreement would constitute a return of capital, each of the Venturers consents to the withdrawal of such capital. If any capital is, or is to be, returned to a Venturer, the Venturer shall not have the right to receive property other than cash, except as otherwise expressly provided in this Agreement.


                                    ARTICLE 4

                           FINANCING, CONSTRUCTION AND
                           DEVELOPMENT-RELATED MATTERS

        Section 4.1 Construction Financing. The Managing Venturer, in consultation and cooperation with the Non-Managing Venturer, shall use all commercially reasonable efforts to obtain committed Construction Financing as promptly as commercially reasonable in an amount up to $621,000,000 plus the amount of additional indebtedness, if any, allowed or reasonably anticipated by Managing Venturer to be allowed pursuant to the third sentence of this Section
4.1 on the most favorable terms available to the Joint Venture. The Managing Venturer shall have the responsibility and authority for the negotiation, structuring and documentation of the Construction Financing. Without the approval of each Venturer, the outstanding principal amount of the Construction Financing shall not exceed 60% of the total Project Costs; provided, however, that (i) if the weighted average interest rate accrued on such indebtedness during the period beginning on the day on which the first draw on such indebtedness is made and ending on the day before the day on which the Facility opens to the general public (the "Construction Period") exceeds 10.0% per annum, the outstanding principal amount of Construction Financing may exceed 60% of the total Project Costs and/or may be increased by an amount equal to 100% of the difference between (A) the interest accrued on such indebtedness during the Construction Period and (B) the interest which would have accrued on such indebtedness during the Construction Period if such weighted average interest rate had been 10.0% per annum; (ii) without double counting, the outstanding principal amount of Construction Financing may exceed 60% of the total Project Costs and/or may increased by the amount of Excess Government Improvement Costs, if any; (iii) the outstanding principal amount of Construction Financing may exceed 60% of the total Project Costs and/or may be increased by the actual amount of the Joint Venture's costs of creating and implementing the Jobs and Business Opportunities Program; and (iv) if acceptable to the provider of Construction Financing, if the Joint Venturers defer a portion of their respective capital contribution obligations by providing a standby letter of credit pursuant to the terms of Section 3.3(a) hereof, and if the actual total Project Costs are less than $1,035,000,000, the outstanding principal amount of Construction Financing may exceed 60% of the total Project Costs by the amount of capital contributions so deferred. In any event, without the approval of each Venturer, the aggregate principal amount of Construction Financing and all other Joint Venture indebtedness outstanding at any time (other than Venturer subordinated loans permitted by Section 3.3(a) hereof) shall not exceed the sum of $621,000,000 plus the amount of additional indebtedness, if any, permitted by the immediately preceding sentence. The interest rate and other material terms of the Construction Financing and any other Joint Venture indebtedness shall be subject to the approval of each Venturer, such approval not to be unreasonably withheld or delayed. If nonrecourse debt financing is not available to the Joint Venture on terms reasonably acceptable to the Venturers, the Venturers will cooperate in good faith to agree on alternative construction financing and to seek such alternative construction financing (and in such event such alternative construction financing shall constitute "Construction Financing" as such term is used in this Agreement). In no event shall the stockholder or other Affiliates of MR Sub or Boyd Sub be required to guarantee or otherwise assume liability for Construction Financing; provided, however, that Boyd agrees, if required by the providers of Construction Financing, to guarantee to the providers of Construction Financing that following Commencement of Construction of the Facility, Boyd will complete the construction thereof, such guaranty to be in form and substance reasonably satisfactory to Boyd and to the providers of Construction Financing.

        Section 4.2   Design, Development and Construction.

        (a) MRI or its Affiliates shall have sole responsibility and authority with respect to the Master Plan, and MRI agrees to use all commercially reasonable efforts to attempt (or to cause its Affiliates to attempt) to obtain, as expeditiously as possible, all required Master Plan Approvals for the Parcel and the Property. MRI or its Affiliates, in consultation with Boyd Sub, shall prepare and submit all applications for all necessary Master Plan Approvals and shall thereafter prosecute such applications diligently to completion. MRI shall keep Boyd Sub fully advised on a regular basis with respect to all aspects of the Master Plan Approvals. Any material changes to the engineering, design and/or composition of the Initial Master Plan Improvements shall be subject to the reasonable approval of Boyd Sub. MRI and its Affiliates shall have responsibility for and shall diligently complete or cause to be completed the construction of all Master Plan Improvements and Government Improvements in such a manner as to minimize any inconvenience in or disruption to the construction or operation of the Facility upon the Property. MRI and its Affiliates shall cause all Government Improvements and those components of the Initial Master Plan Improvements more particularly described on Exhibit C-2 attached hereto and incorporated herein by this reference to be completed on or before the date not less than thirty (30) days before the scheduled opening of the Facility to the public. The obligations of MRI or its Affiliates under this Section 4.2(a) shall be expressly referenced in the Memorandum of Agreement to be recorded as more particularly provided in Section 14.22 hereof.

        (b) Upon conveyance of the Property to the Joint Venture, the Joint Venture shall become obligated to pay or reimburse MRI or its Affiliates for (i) all Government Improvement Costs and all Master Plan Improvement Costs relating to the Initial Master Plan Improvements (except to the extent of any Excess Master Plan Improvement Costs which are the sole obligation of MR Sub as more particularly provided in Section 3.3(c) hereof) which are for the sole use or benefit of the Property; and (ii) its Allocable Share of all Government Improvement Costs, and of all Master Plan Improvement Costs relating to the Initial Master Plan Improvements (except to the extent of any Excess Master Plan Improvement Costs, which shall be the sole obligation of MR Sub as more particularly provided herein), which are partially for the use of or partially benefit the Property, whether such costs are incurred prior to or following conveyance of the Property to the Joint Venture. Following conveyance of the Property to the Joint Venture, the Joint Venture shall also become obligated to pay or reimburse MRI or its Affiliates for the Allocable Share of all reasonable costs and expenses relating to the operation, maintenance, repair and necessary replacements of all Government Improvements, and of the Initial Master Plan Improvements, except to the extent of any costs of operation, maintenance, repair or replacement that are required due to the negligence or willful misconduct of MRI or its Affiliates or their respective employees, agents or contractors, or to the extent the cost of such operation, maintenance, repair or replacement is paid by any third party, including without limitation, any insurance or bonding company or any other person or business entity. Notwithstanding the foregoing, the Joint Venture shall not have any responsibility for any Master Plan Improvement Costs or for any costs or expenses relating to the operation or maintenance of any Master Plan Improvements other than those relating to the Initial Master Plan Improvements unless Boyd Sub agrees in writing to share in any such costs or expenses.

        (c) Except to the extent provided in Section 3.3(c) hereof, MR Sub shall be responsible, at its sole cost and expense and not as an expense of the Joint Venture, for any Excess Master Plan Improvement Costs. MR Sub shall pay such amount as an additional capital contribution to the Joint Venture, as more particularly provided in Section 3.3(c) hereof.

        (d) Except as provided in Section 4.2(a) hereof and in Sections 4.4 and
9.2 hereof, the Managing Venturer shall have the responsibility and authority for supervising the design, development and construction of the Facility. Managing Venturer shall (i) prepare or cause to be prepared all necessary preliminary plans and architectural, engineering, design and construction drawings and other construction documents for the Facility, (ii) arrange for the Joint Venture to obtain a construction contract from a reputable and qualified general contractor or a construction management agreement from a reputable and qualified construction management firm, (iii) engage on behalf of the Joint Venture other reputable and qualified contractors or subcontractors, architects, engineers, designers and other professionals for the design, development and construction of the Facility, and (iv) in consultation with MR Sub, prepare, submit and prosecute diligently to completion, applications for all necessary pre-construction permits and approvals for the Facility, including without limitation a CAFRA permit. Managing Venturer shall prosecute construction of the Facility in such a manner as to minimize any inconvenience in or disruption to the construction or operation of the Initial Master Plan Improvements. Prior to conveyance of the Property to the Joint Venture, MR Sub agrees to execute any and all documents, instruments or consents necessary to enable the Managing Venturer to apply for and obtain any such permits and approvals for the Facility. The Managing Venturer shall keep the other Venturer fully advised on a regular basis with respect to all aspects of the design, permitting, development and construction of the Facility.

        (e) Without the consent of each Venturer, which consent shall not unreasonably be withheld or delayed, Commencement of Construction of the Facility shall not occur prior to the closing of the Construction Financing but shall occur as promptly as practicable thereafter. If Commencement of Construction of the Facility has not occurred by the first anniversary of the earlier to occur of (i) the date of the Commencement of Construction of the MRI Casino Project by MRI or its Affiliate, provided that such construction shall at all times thereafter proceed with diligence and in a timely manner, or (ii) the date the Property is contributed to the Joint Venture in accordance with and satisfaction of all of the terms and conditions of this Agreement; subject, in both cases, to any delays in the Commencement of Construction of the Facility attributable to factors beyond Boyd Sub's reasonable control, including, without limitation, any delays by MRI or MR Sub in obtaining the Master Plan Approvals, any delays in the Joint Venture's obtaining any and all required consents, permits, licenses and approvals necessary to construct the Facility (which delays are not caused by any fault on the part of Boyd Sub), or the inability of the Joint Venture to obtain Construction Financing upon the terms and conditions provided in Section 4.1 hereof (but which factors shall not include any lack of financial resources that prevents Boyd Sub from contributing any amount required by Section 3.3 hereof), for all of which delays the foregoing time period shall be automatically extended for a period of time equal to the corresponding delay, either Venturer may, by written notice to the other Venturer delivered within 60 days after such date, elect to dissolve the Joint Venture as provided in Article 13 hereof. In the event of a dissolution of the Joint Venture pursuant to the terms and conditions of this Section 4.2(e), which dissolution is not subject to any dispute between the Venturers (or which dissolution, in the event of such dispute, is finally determined by a judicial tribunal to have been authorized pursuant to the express terms and conditions of this Section 4.2(e)), Boyd shall pay MR Sub, from Boyd's funds and not from the assets of the Joint Venture, a termination fee of $2,000,000.

        (f) Boyd Sub shall diligently cause to be completed the construction of the Facility in accordance with the Program, as the same may be modified pursuant to the terms hereof, and shall cause the Facility to open to the public as expeditiously as possible. The Venturers acknowledge that the Tri-Party Agreement establishes a deadline for the completion of construction of the Facility. Subject to a Force Majeure Event, Boyd Sub agrees to cause the Facility to be completed on or before the date forty-one (41) months following the Commencement of Construction of the Facility. The Venturers agree to document the date of the actual Commencement of Construction of the Facility, in writing, for purposes of this Section 4.2(f). The foregoing completion date shall be subject to extension for delays caused by force majeure, which shall include an act of God, sabotage, strike, labor dispute, lock-out or other industrial disturbance not caused by any act or omission of Boyd Sub, act of the public enemy, war, blockade, riots, lightening, fire, flood, explosion, order or acts of military or civil authority, failure to timely receive necessary governmental approvals, so long as such an event is not caused by an act or omission of Boyd Sub, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of Boyd Sub (a "Force Majeure Event"). In the event MR Sub shall elect to become Managing Venturer pursuant to Section 9.3(a)(vi) as a result of Boyd Sub's failure to complete construction of the Facility in the time specified in this
Section 4.2(f), MR Sub shall use all reasonable efforts to complete the construction of the Facility on or before the deadline specified in the Tri-Party

Agreement. In addition, upon any such election by MR Sub, Boyd Sub and MR Sub shall promptly determine, using reasonable, good faith best efforts, the anticipated cost to complete the construction of the Facility, and MR Sub shall be responsible for any and all Project Costs that exceed such estimated amount.

        (g) MRI shall have the responsibility and authority to negotiate a project agreement with the South Jersey Building and Construction Trades Council on behalf of all developers within the Parcel. Such negotiation shall be conducted by a committee chaired by a representative of MR Sub and on which Boyd Sub shall be represented by its most senior in-house construction official.

        Section 4.3   Governmental Approvals.

        (a) In addition to using all commercially reasonable efforts in order to obtain all Master Plan Approvals, as more particularly provided in Section 4.2(a) hereof, MR Sub shall have the responsibility and authority, at its sole cost and expense and not as an expense of the Joint Venture except as hereinafter provided, for preparing and filing all documents, instruments and applications necessary to obtain all permits or approvals of all governmental and quasi-governmental agencies required in order to contribute the Property to the Joint Venture. Notwithstanding the foregoing, costs and expenses associated with obtaining governmental approvals shall be borne by the Joint Venture as Project Costs to the extent that (i) changes in the design or location of the Facility from the design and location of the Facility as reflected in the Building Elevation Plans, or (ii) changes in the location of the Employee Parking Lot from the location agreed upon pursuant to the terms of Section 4.5(a) hereof, cause an actual increase in such costs and expenses.

        (b) MRI and MR Sub, in consultation with Boyd Sub, shall prepare and submit all applications for the permits and approvals required pursuant to
Section 4.3(a) hereof and shall thereafter prosecute such applications diligently to completion. With regard to all Master Plan Approvals or other governmental permits and approvals required to be obtained pursuant to Section 4.3(a) hereof, MRI and MR Sub agree that they will, and will cause their respective consultants and contractors, to (i) keep Boyd Sub informed on a regular and timely basis as to the status of any and all such approvals and permits which have not been received prior to the date hereof or which may require modification or amendment, as permitted hereby, (ii) cooperate with Boyd Sub and give due consideration to any recommendations and/or proposals made by Boyd Sub with regard thereto, and (iii) otherwise not take or permit to be taken any actions which might materially adversely affect the use and development of the Property and the Facility.

        (c) The Managing Venturer shall have the responsibility and authority for preparing, filing and processing all applications to obtain all governmental licenses, approvals, permits and entitlements on behalf of the Joint Venture necessary or appropriate for the design, development, construction, ownership and operation of the Facility, including without limitation a CAFRA permit, building permits and licenses and approvals issued by the New Jersey Gaming Authorities, but excluding all Master Plan Approvals or other governmental approvals that are expressly set forth herein as the obligation of MRI or MR Sub.

        (d) The costs of preparing, filing and processing applications to obtain licenses and approvals from the New Jersey Gaming Authorities, including without limitation, investigation costs, shall be borne by the Venturer who (or whose Affiliates) requires such licenses and approvals and shall not be an expense of the Joint Venture. The Venturers shall at all times cooperate with each other and furnish all documents and other information necessary in order to obtain such licenses, approvals, permits and entitlements. Notwithstanding the foregoing, the costs of obtaining and maintaining a finding of suitability of the Facility as an approved hotel and of obtaining and maintaining a valid operation certificate for the Facility from the New Jersey Gaming Authorities pursuant to Sections 83, 84e and 96, respectively, of the New Jersey Casino Control Act, shall be an obligation of the Joint Venture.

        (e) MRI and MR Sub and their respective Affiliates shall not enter into any amendments to the Development Agreement, the Road Development Agreement or any other agreement with any third party or governmental entity that would materially adversely affect the development of the Property by the Joint Venture without obtaining the prior written consent of Boyd Sub thereto, which consent shall not unreasonably be withheld or delayed by Boyd Sub. If the Managing Venturer determines that any amendments or modifications to the Development Agreement or Road Development Agreement are reasonably necessary or advisable to accommodate the development of the Facility, MRI and MR Sub agree that they will take such steps as are reasonably necessary or advisable to attempt to obtain such amendments or modifications, provided that such amendments or modifications do not adversely affect the interests of MRI or MR Sub.

        (f) MRI and MR Sub hereby represent and warrant to the Joint Venture that MRI and MR Sub have met all of their respective funding obligations under the Road Development Agreement by putting all required contributions into an escrow account. MRI and MR Sub and their respective Affiliates agree (i) not to default or take any action or fail to take any action that would cause or constitute a default under the Road Development Agreement; (ii) not to terminate the Road Development Agreement (except in the event of a default thereunder by any other party thereto; provided, however, that prior to any termination as a result of any such default, MRI and MR Sub shall diligently pursue any and all other rights and remedies available at law or in equity including but not limited to specific performance of the Road Development Agreement);and (iii) to guarantee that they will continue to approve all appropriate funding requests for payments to be made pursuant to the terms of the Road Development Agreement.

        Section 4.4   Environmental Matters.

        (a) MRI shall have sole responsibility and authority with respect to and shall, at its sole cost and expense and not as an expense of the Joint Venture (except as provided in Section 3.2(d) hereof), use all commercially reasonable efforts to cause to be diligently completed, the environmental assessment and remediation of the Parcel (including the Property, to the extent that such assessment and remediation relates to the Facility as it exists at the time of initial public opening and not to any future expansions thereof or additions thereto). The environmental assessment and remediation of the Parcel and the Property shall be conducted in accordance with a remediation plan approved by all applicable federal, state and local agencies. MRI shall also be responsible, at its sole cost and expense and not as an expense of the Joint Venture, for satisfying all commercially reasonable requirements of any provider or providers of the Construction Financing and of any title insurance company that provides either an ALTA Owner's Policy or a Lender's Policy of Title Insurance, relating to the environmental assessment or remediation of the Parcel. Except for the foregoing costs and expenses, MRI have no further liability to the Joint Venture or any Venturer with respect to or in any way arising out of the environmental remediation of the Parcel and the Property, and the Parties hereby release MRI and its Affiliates from and waive any such liability, damages, costs and expenses.

        (b) MRI shall be entitled to receive and retain any credits or other financial assistance which may be made available by the State of New Jersey or any other governmental entity as a result of expenditures for environmental assessment and remediation of the Parcel, including without limitation, pursuant to the Municipal Landfill Site Closure, Remediation and Redevelopment Act, L. 1999, c. 124, as the same may be amended from time to time. The Joint Venture shall report, and shall cause all of its contractors, consultants and lessees to report, to MRI, on a monthly basis, all sales and other taxes collected which form the basis of any such credits or other financial assistance. To the extent that, pursuant to any applicable law or regulation, any such credits or other financial assistance become payable to the Joint Venture, the Joint Venture shall promptly remit the full amount thereof to MRI. The environmental assessment and remediation of the Parcel shall be conducted by one or more licensed professional firms selected by MRI, and MRI will assign to the Joint Venture any and all assignable rights (including rights to indemnification) which MRI has under its contract or contracts with such firms. Promptly upon completion of such remediation (other than ongoing methane venting and other ongoing monitoring or remediation systems), MRI shall use all commercially reasonable efforts to have delivered to the Joint Venture (i) all Environmental Assessment Reports, including without limitation, all closure reports issued by all applicable governmental or quasi-governmental agencies and authorities, confirming their final approval of completion of such remediation work (other than any such ongoing ventilation and monitoring requirements) (the "Closure Reports"), (ii) a "no further action" letter issued by the NJDEP, and (iii) a covenant not to sue issued by the NJDEP, pursuant to which the NJDEP shall agree to waive its rights to institute any and all civil suits and claims against the Venturers or the Joint Venture pursuant to any applicable environmental laws or regulations for cleanup and removal costs or natural resource damages concerning contamination discharge at the Property prior to date that MR Sub conveys title to the Property to the Joint Venture.

        (c) As and when requested by MRI, Boyd Sub shall furnish MRI as promptly as practicable with current information concerning the proposed Facility, including without limitation the footprint, storm drainage system, slab elevations at the bottom floor relative to existing grade, utility lines, hard scape areas and site grading, necessary for MRI's consultants to prepare all permit applications and construction documents that may be required to secure approval for MRI's contractor(s) to remediate the Property. Boyd Sub will fully cooperate with MRI's consultants and contractors(s) to ensure that the remediation of the Property can be accomplished in the most efficient and cost-effective manner possible. Notwithstanding anything contained herein, MRI acknowledges that portions of the remediation associated with the Facility (for example, by way of illustration and not by way of limitation, the installation of methane venting systems and the excavation of hazardous materials) can be more efficiently accomplished by the Joint Venture's contractors as part of the construction of the Facility. MRI agrees to cooperate, in good faith, with Managing Venturer in determining which aspects of the remediation can be more efficiently accomplished by the Joint Venture's contractors. Any of the Joint Venture's contractors so selected to perform certain aspects of the environmental remediation shall perform their work in accordance with the rules and regulations of the NJDEP. If approved by MRI in its reasonable discretion, the Joint Venture shall directly engage its contractors, pursuant to fixed-price contracts approved by MRI, to perform those aspects of the remediation that MRI and Managing Venturer so determine can be more efficiently accomplished by the Joint Venture's contractors, and MRI shall, except as provided in Section 3.2(d), promptly reimburse the Joint Venture for the costs and expenses of such contractors that are attributable to environmental remediation. All plans relating to the Facility shall be consistent with the landfill closure and remediation plan approved by the State of New Jersey.

        (d) The Joint Venture will maintain the methane venting and other environmental remediation systems associated with the Facility in accordance with all approved Closure Reports and all applicable laws, regulations and procedures (and acknowledges that the Property will be subject to recorded deed restrictions imposed by the NJDEP intended to ensure compliance with such procedures) and will indemnify and hold harmless MRI and its Affiliates from and against any and all damages, claims, liabilities and expenses resulting from the Joint Venture's failure to do so.

        Section 4.5   Employee Parking; Option to Purchase Portion of Tract II.

        (a) MR Sub and its successors and assigns shall make available to the Joint Venture, the portion of Tract II depicted on Exhibit G attached hereto and incorporated herein by this reference for the Joint Venture to construct up to one thousand four hundred (1,400) surface parking spaces for use by employees of the Joint Venture and of its lessees (the "Employee Parking Lot"). MR Sub and its successors and assigns shall lease the land for the Employee Parking Lot to the Joint Venture pursuant to the Employee Parking Lease, which shall be a ground lease in form and substance reasonably acceptable to MR Sub and Managing Venturer, but which shall provide (i) that it shall be for a term of ninety-nine
(99) years, provided that MR Sub shall have the right to terminate the Employee Parking Lease upon any uncured material breach thereof by the Joint Venture, upon completion and opening of an employee parking structure upon the terms and provisions of Section 4.5(b) hereof in which the Joint Venture is afforded a minimum of 1,400 parking spaces, or upon any sale of Tract II in accordance with the terms and provisions of Section 4.5(c) hereof; (ii) that commencing upon the date that the Employee Parking Lot is completed and is available for use by the Joint Venture, rent shall accrue at the rate of Thirty-Five Dollars ($35) per space per month, with such amount increasing on the fifth anniversary of the rent commencement date and every five (5) years thereafter, based upon increases in the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Consumers, United States Average, Subgroup "All Items" (1982-84 = 100) during such five (5)-year period; provided, however, that the Joint Venture shall be entitled to a credit against such rent equal to the amount of all hard and soft costs and expenses of designing, permitting, engineering, developing, constructing, equipping and opening the Employee Parking Lot, and the Joint Venture shall not have to pay any rent to MR Sub under the Employee Parking Lease until such time as the Joint Venture has fully utilized such rent credit; (iii) that MRI, MR Sub and their Affiliates and successors and assigns shall provide the Joint Venture with unimpeded access (except temporarily during times of emergency or required repairs) to the Employee Parking Lot at all times during the term of the Employee Parking Lease; (iv) that the Joint Venture shall maintain the Employee Parking Lot and shall be responsible for all liability insurance thereon and for the cost of all utilities relating thereto; (v) that the Joint Venture shall be responsible for any and all hard and soft costs and expenses of designing, permitting, engineering, developing, constructing, equipping and opening the Employee Parking Lot; (vi) that the design of the Employee Parking Lot shall be subject to the prior approval of MR Sub and its successors and assigns, which approval shall not unreasonably be withheld or delayed; (vii) that MR Sub shall have the right, in connection with the construction of any employee parking structure upon Tract II, to relocate the Employee Parking Lot upon no less than one hundred-eighty (180) days' prior written notice to the Joint Venture, provided that (a) the amount of all hard and soft costs and expenses of designing, permitting, engineering, developing, constructing, equipping and opening any such relocated Employee Parking Lot incurred pursuant to a budget that shall be agreed upon between Boyd Sub and MR Sub, in their reasonable discretion, on or before the construction of the relocated Employee Parking Lot, shall be paid by the Joint Venture and shall be included in the computation of the cost of the employee parking structure pursuant to Section 4.5(b) hereof;
(b) the Joint Venture shall receive a credit for the foregoing costs and expenses as more particularly provided in Section 4.5(b) hereof; and (c) all such costs and expenses shall not be deemed to be Project Costs for purposes of
Section 3.3(b) hereof; (viii) that the Joint Venture shall not be responsible for any environmental remediation costs associated with the Employee Parking Lot except to the extent of conditions caused by the Joint Venture or its agents, employees or contractors; and (ix) MR Sub shall be solely responsible for all real property taxes and assessments relating to the Employee Parking Lot.

        (b) MR Sub or its Affiliates may, but shall not be required to, construct an employee parking structure on a portion of Tract II contiguous to the Property. In such event, subject to the terms of Section 4.5(c) hereof, MR Sub shall provide a minimum of 1,400 spaces in such parking structure to the Joint Venture pursuant to either a joint ownership structure or pursuant to a 99-year lease, either of which shall be in form and substance satisfactory to Boyd Sub and MR Sub, in their reasonable discretion. In any event, such ownership or lease arrangement shall provide that the Joint Venture (i) shall pay its pro rata share of all hard and soft costs and expenses of designing, permitting, engineering, developing, constructing, equipping, opening and operating such employee parking structure, including but not limited to property taxes, utilities and insurance, and (ii) shall be entitled to a credit against the foregoing costs equal to (x) the amount of all hard and soft costs and expenses of designing, permitting, engineering, developing, constructing, equipping and opening any such relocated Employee Parking Lot, and (y) any and all incremental operating costs incurred by the Joint Venture during such time as the Employee Parking Lot shall cease to be contiguous to the Property, including but not limited to all costs of employee shuttle buses necessitated thereby, as reasonably determined by Managing Venturer. The Joint Venture's pro rata share of the foregoing costs and expenses shall be determined based upon the number of employee parking spaces to be utilized by the Joint Venture in comparison to the total number of parking spaces contained in such parking structure. None of the costs and expenses incurred by the Joint Venture pursuant to this Section 4.5(b) shall be deemed to be Project Costs for purposes of Section 3.3(b) hereof.

        (c) In the event (i) MR Sub and Boyd Sub shall mutually determine that they cannot, after reasonable good faith negotiations, agree upon the terms of a lease or joint ownership arrangement for any employee parking structure to be constructed in accordance with the terms of Section 4.5(b) hereof; (ii) MR Sub or its Affiliates shall enter into a bona fide agreement with an independent third party to sell any portion of Tract II that includes all or a substantial portion of the Employee Parking Lot; or (iii) MR Sub or its Affiliates shall elect to develop all or a substantial portion of the Employee Parking Lot for other purposes associated with the development of the MRI Casino Project; then MR Sub shall have the right to terminate the Employee Parking Lease effective on the date fourteen (14) months following the date that MR Sub shall give written notice to Managing Venturer of MR Sub's election to terminate the Employee Parking Lease. In the event MR Sub shall give the Joint Venture any such termination notice, the Joint Venture shall have an option (the "Option") to purchase the portion of Tract II comprised of approximately 2.14 acres that is depicted on Exhibit G attached hereto (the "Option Parcel") for construction of an employee parking structure sufficient to contain no less than 1,400 parking spaces. Promptly following conveyance of the Property to the Joint Venture, MR Sub shall obtain a legal description of the Option Parcel sufficient for recordation of a memorandum of option in the office of the County Clerk of the County, and MR Sub agrees to execute and cause to be recorded a memorandum of option, in form and substance reasonably satisfactory to Boyd Sub and MR Sub to reflect the existence of the Option. Within sixty (60) days following the date of execution of this Agreement, the parties agree to negotiate and execute a formal option agreement (the "Option Agreement"), which Option Agreement shall be in form and substance reasonably satisfactory to Boyd Sub and MR Sub, but which shall provide (1) that the Option shall be exercisable by the Joint Venture for a period of thirty (30) days following the Joint Venture's receipt of written notice from MR Sub or its Affiliates that it intends to terminate the Employee Parking Lease pursuant to the terms of this Section 4.5(c), (2) that the purchase price to be paid by the Joint Venture for the Option Parcel shall be equal to the fair market value of the Option Parcel, as determined by an appraiser mutually acceptable to MR Sub and Boyd Sub at the time the Option is exercised; (3) that the Option Parcel shall be delivered free and clear of all liens and encumbrances other than any liens and encumbrances currently set forth in the Transnation Title Insurance Company Title Commitment number 98-14779, dated effective as of December 27, 1999 (except for Exception No. 23, relating to the Reverter, which shall be modified pursuant to the Ordinance) and any other non-monetary liens and encumbrances that do not materially adversely interfere with the intended use of the Option Parcel; and (4) that the close of escrow on the Option Parcel shall occur on the date thirty (30) days following the Joint Venture's exercise of the Option. In the event the Joint Venture shall exercise the Option, if requested by Managing Venturer, MR Sub shall negotiate, in good faith, with the Joint Venture, to attempt to make available another location on Tract II or other property then owned by MR Sub or its Affiliates in the vicinity of Tract II, if any such property shall then be available in the reasonable determination of MR Sub, in order to relocate all or a portion of the Employee Parking Lot until the effective termination date of the Employee Parking Lease. All costs and expenses associated with any such relocation of the Employee Parking Lot shall be paid by the Joint Venture. Notwithstanding anything contained in this Section 4.5(c), in the event of any termination notice given pursuant to clause (ii) of this
Section 4.5(c), if Managing Venturer shall have elected not to exercise the Option, and if MR Sub shall have failed to complete such third party sale for any reason on or before the effective termination date of the Employee Parking Lease, then the Employee Parking Lease shall not terminate pursuant to such termination notice, and the Option shall be reinstated upon the same terms and conditions as set forth in this Section 4.5(c) and in the Option Agreement. In addition, in the event of any termination notice given pursuant to clause (iii) of this Section 4.5(c), if Managing Venturer shall have elected not to exercise the Option, and if MR Sub shall have failed to cause the Commencement of Construction of the MRI Casino Project for any reason on or before the effective termination date of the Employee Parking Lease, then notwithstanding any such termination notice, the Employee Parking Lease shall continue, on a month-to-month basis, until such time as MR Sub or its Affiliates shall cause the Commencement of Construction of the MRI Casino Project to occur; provided, however, if following any such termination notice, Managing Venturer shall have elected not to exercise the Option, and if at any time before the effective termination date of the Employee Parking Lease, MR Sub shall notify the Joint Venture that it has elected not to construct the MRI Casino Project, then the Employee Parking Lease shall not terminate pursuant to such termination notice, and the Option shall be reinstated upon the same terms and conditions as set forth in this Section 4.5(c) and in the Option Agreement. None of the costs and expenses incurred by the Joint Venture pursuant to this Section 4.5(c) shall be deemed to be Project Costs for purposes of Section 3.3(b) hereof.

        Section 4.6 Construction Staging and Parking. Upon the terms and conditions set forth in this Section 4.6, MR Sub and its Affiliates shall make available to the Joint Venture those portions of Tract II depicted on Exhibit H attached hereto and incorporated herein by this reference for use in the staging of construction of the Facility and for parking of construction vehicles and equipment during the construction of the Facility. MR Sub shall have the right to relocate the construction staging areas one (1) time, upon no less than one hundred-twenty (120) days' advance notice to the Managing Venturer. The Joint Venture shall not pay any rent for use of the construction staging areas, but except as hereinafter provided, the Joint Venture shall be responsible, at its sole cost and expense, for all costs relating to use of the construction staging areas, including but not limited to all costs and expenses of permits and approvals, grading the areas, setting up construction trailers on the site, bringing temporary power and other necessary utilities to the site, and all costs of restoring the sites to their existing condition upon completion of construction of the Facility. Notwithstanding the foregoing, in no event shall the Joint Venture be responsible for any environmental remediation costs associated with the construction staging areas except to the extent of conditions caused by the use of the construction staging areas by the Joint Venture or its contractors. The Joint Venture shall also be responsible for all utility charges associated with the use of the construction staging areas and for all costs of insurance associated with the Joint Venture's use thereof. The Joint Venture agrees to indemnify MR Sub and its Affiliates for, from and against any and all claims, losses, damages and liabilities, including reasonable attorneys' fees, which shall


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



be reimbursed as incurred, arising out of or relating to the use by the Joint Venture of such construction staging areas.

        Section 4.7 Jobs and Business Opportunities Program. Upon execution of this Agreement, and until such time as MRI or its Affiliates or any purchaser of Tract II from MRI or its Affiliates first obtains a CAFRA permit for the MRI Casino Project, the Joint Venture agrees to undertake the obligations of MRI and its Affiliates contained in Section 9 of the Development Agreement, captioned "Jobs and Business Opportunities Program." During such time, Managing Venturer shall develop a Jobs and Business Opportunities Program and take such actions relating thereto as shall be necessary, in the Managing Venturer's reasonable discretion, to commence to satisfy such requirements and conditions. Without limiting the foregoing, Managing Venturer shall commit the Joint Venture to spend not less than Two Million Dollars ($2,000,000) to create and implement the Jobs and Business Opportunities Program, all of which shall be deemed to be a Project Cost, subject, however, to the terms and provisions of Sections 3.3(b)(ii) and 4.1 hereof.

        Section 4.8 CRDA Funds. The Joint Venture hereby agrees to authorize MRI and its Affiliates to attempt to obtain the approval of CRDA to use the Joint Venture's CRDA reinvestment obligation to reimburse MRI or its Affiliates for its costs of constructing the improvements which may be made by MRI or its Affiliates pursuant to Section 8.1.1 and pursuant to Exhibit M of the Development Agreement, consisting primarily of the construction of improvements to the existing bulkheading along one side of Penrose Canal, and the construction of additional bulkhead improvements to the opposite side of Penrose Canal and both sides of the Venice Canal area (collectively, the "Bulkhead Project"). Specifically, the Joint Venture agrees to use the Joint Venture's CRDA reinvestment obligation to make a direct investment to reimburse MRI or its Affiliates for the construction of the foregoing improvements provided (1) that the CRDA makes a determination that the Bulkhead Project is eligible to be funded by the Joint Venture from investments designated for housing projects in Atlantic City under N.J.S.A. 5:12-144.1.f, and (2) that either CRDA agrees to act as general contractor therefor or MRI or its Affiliates shall be responsible for directly contracting for such improvements. The Joint Venture agrees to cooperate, at no cost or expense to the Joint Venture, with MRI and its Affiliates, in attempting to obtain the foregoing approvals. Notwithstanding anything contained herein, subject only to the right of reimbursement set forth in this Section 4.8, MRI or its Affiliates shall be solely responsible for funding any and all hard and soft costs and expenses of designing, permitting, engineering, developing, constructing, equipping and opening the Bulkhead Project regardless of whether or not the CRDA ultimately makes a determination that the Bulkhead Project is eligible to be funded by the Joint Venture from investments designated for housing projects in Atlantic City under N.J.S.A. 5:12-144.1.f. MRI agrees to indemnify the Joint Venture for, from and against any and all costs, expenses, claims, losses, damages and liabilities, including reasonable attorneys' fees, which shall be reimbursed as incurred, arising out of or relating to the designing, permitting, engineering, developing, constructing, equipping and opening the Bulkhead Project and relating to the use by the Joint Venture of its CRDA funds for that purpose.


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



                                    ARTICLE 5

                        ALLOCATION OF PROFITS AND LOSSES

        Section 5.1 Profits and Losses. The terms "Profits" and "Losses" shall mean, for each fiscal year, an amount equal to the Joint Venture's federal taxable income or loss for such period determined in accordance with Section 703(a) of the Internal Revenue Code of 1986, as amended (the "Code"), but disregarding Section 703(a)(1) of the Code, and with the following adjustments:

        (a) income exempt from federal income tax shall be added to such taxable income or loss;

        (b) expenditures not deductible in computing the Joint Venture's taxable income and that are not properly chargeable as capital expenditures shall be subtracted from such taxable income or loss;

        (c) in the event that the tax book value of any Joint Venture asset is adjusted pursuant to Section 7.2(a) or (b) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset in computing Profits and Losses;

        (d) gain or loss from any disposition of a Joint Venture asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the tax book value and not the adjusted federal income tax basis of the asset disposed of; and

        (e) if the tax book value of a Joint Venture asset has been adjusted pursuant to Section 7.2 hereof, in lieu of federal income tax depreciation, tax book depreciation (which shall be in the same ratio to tax book value at the beginning of the taxable period as federal income tax depreciation is to adjusted federal income tax basis at the beginning of such period) shall be taken into account in computing Profits and Losses.

        Section 5.2 Allocations. Profits or Losses, including without limitation all items of income, gain, profit, loss, cost, expense, deduction or credit earned or incurred by the Joint Venture, shall be allocated and credited to the Venturers, and reflected in the Capital Accounts of the Venturers, in accordance with each Venturer's Interest. Notwithstanding the foregoing, the following items shall be specially allocated in the following manner:

        (a) Solely for the purpose of federal, state and local income taxes, and without affecting or in any way being taken into account in computing a Venturer's Capital Account or share of Profits, Losses or other items or distributions pursuant to any provision of this Agreement:

               (i) items of income, gain, loss and deduction with respect to any property contributed to the Joint Venture by any Venturer shall be allocated among the Venturers in accordance with Section 704(c) of the Code so as to take account of any variation between the


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



adjusted basis of the property to the Joint Venture and the fair market value of the property (as determined by the Venturers) at the time of the contribution; and

               (ii) in the event that the tax book value of a Joint Venture asset is adjusted pursuant to Section 7.2(a) hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any difference between the adjusted basis of such asset for federal income tax purposes and its book value in the same manner as under Section 704(c) of the Code.

         (b) To the extent the adjusted federal income tax basis of a Joint Venture asset is adjusted pursuant to Section 734(b) or 743(b) of the Code, and such adjustment is required by Treasury Regulation Section 1.704-1 (b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be allocated to the Venturers in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulation.

         (c) Except as provided in Treasury Regulation Section 1.704-2(f)(2),
(3) and (4) (pertaining to conversion or repayment of nonrecourse liabilities), in the event there is a net decrease in partnership minimum gain (within the meaning of Treasury Regulation Section 1 .704-2(d)) for a taxable year of the Joint Venture, each Venturer must be allocated items of partnership income and gain for that year equal to that Venturer's share of the net decrease in partnership minimum gain (within the meaning of Treasury Regulation Section 1.704-2(g)(2)). Allocations made pursuant to this Section 5.2(c) shall consist of gains recognized from the disposition of Joint Venture property subject to one or more nonrecourse liabilities of the Joint Venture and then, if necessary, shall consist of a pro rata portion of the Joint Venture's other items of income and gain for that taxable year.

         (d) Items of loss or deductions attributable to a nonrecourse liability to a Venturer incurred pursuant to Section 3.7 hereof or to a nonrecourse liability with respect to which a Venturer bears the economic risk of loss (within the meaning of Treasury Regulation Section 1.752-2) shall be allocated to such Venturer.

         (e) If the additional capital contributions of Boyd Sub pursuant to the first sentence of Section 3.3(a) hereof and pursuant to Section 3.3(b) hereof exceed the fair market value of the sum of the Property and the other tangible and intangible property referred to in Section 3.2(c) hereof at the time of the conveyance of the Property to the Joint Venture as specified in Section 3.2(c) hereof, upon liquidation of the Joint Venture in accordance with Article 13 hereof MR Sub shall be allocated items of income and gain, including gross income if necessary, equal to the excess of such additional capital contributions over such fair market value.

         (f) If MR Sub makes additional capital contributions pursuant to
Section 3.3(c) hereof, upon liquidation of the Joint Venture in accordance with
Article 13 hereof Boyd Sub shall be
allocated items of income and gain, including gross income if necessary, equal to the amount of such additional capital contributions.

        Section 5.3 Transfers of Joint Venture Interests. If any Interest in the Joint Venture is Transferred in accordance with Section 11.2(a) hereof, all items of Profits or Losses, including without limitation all items of income, gain, profit, loss, deduction, cost, expense or credit and all other items of the Joint Venture with respect to the Interest so Transferred, shall be allocated between the transferor and the transferee in accordance with Section 706 of the Code using such conventions as may be selected by the Venturers.


                                    ARTICLE 6

                          NON-LIQUIDATING DISTRIBUTIONS

        Section 6.1 Distributable Cash. The term "Distributable Cash" with respect to any period shall mean an amount equal to the total cash revenues and receipts of the Joint Venture from any source (including capital contributions, loans and refinances) for such period, less the sum of (i) all operating expenses paid or incurred by the Joint Venture, including current principal and interest payments on the Construction Financing and other Joint Venture indebtedness, but excluding any distributions pursuant to Section 6.2, (ii) all capital expenditures made by the Joint Venture and (iii) the amount of any increase during such period in, or amounts established during such period for, reasonable reserves for anticipated costs, expenses, liabilities and obligations of the Joint Venture, working capital needs of the Joint Venture or other appropriate Joint Venture purposes, as reasonably determined by the Managing Venturer in consultation with the other Venturer.

        Section 6.2 Distribution of Distributable Cash. Subject to any covenants contained in the documentation governing the Construction Financing or any other agreements to which the Joint Venture is a party, commencing with the first full fiscal quarter following the fiscal quarter during which the Facility opens to the public, Distributable Cash for each fiscal quarter shall be distributed within 45 days after the end of such quarter in the following order of priority:

        (a) first, to the Venturers to repay amounts, if any, lent by them to the Joint Venture pursuant to Section 3.7 hereof, any such payments to be made on a pro rata basis according to the then outstanding balances of such loans, with such payments applied first against accrued interest; and

        (b) the balance, if any, to the Venturers, pro rata in accordance with their respective Interests.


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



                                    ARTICLE 7

           ACCOUNTING AND RECORDS; CAPITAL RESERVE AND CAPITAL BUDGETS

        Section 7.1 Books and Records. The Joint Venture shall keep at its principal office separate books of account for the Joint Venture which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Joint Venture business in accordance with generally accepted accounting principles consistently applied.

        Each Venturer shall, at its sole expense, have the right, at any time without notice to the other, to examine, copy and audit the Joint Venture's books and records during normal business hours.

        Section 7.2 Tax Book Values. The tax book value of any Joint Venture asset shall be such asset's adjusted basis for federal income tax purposes, except as follows:

        (a) The tax book value of Joint Venture assets shall be adjusted to equal their respective gross fair market values, as determined by the Venturers, as of the following times:

               (i) upon the acquisition of an additional Interest in the Joint Venture by any new or existing Venturer in exchange for more than a de minimis capital contribution; and

               (ii) upon the liquidation of the Joint Venture within the meaning of Treasury Regulation Section 1.704-1 (b)(2)(ii)(g).

        (b) The tax book value of a Joint Venture asset that is distributed to any Venturer shall be the fair market value of such asset at the time of distribution, as determined by the Venturers.

        (c) The tax book value of Joint Venture assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or 743(b) of the Code, but only to the extent such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-l (b)(2)(iv)(m).

        (d) If the tax book value of a Joint Venture asset has been adjusted pursuant to this Section 7.2, such tax book value shall thereafter be adjusted by the amount of tax book depreciation taken into account with respect to such asset for the purpose of determining Profits and Losses.

        Section 7.3 Reports.

        (a) The Managing Venturer shall cause to be prepared and distributed to each Venturer the following reports as promptly as practicable, but in any event within 75 days after the end of each fiscal year of the Joint Venture:


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



               (i) a balance sheet as of the end of the fiscal year and statements of income, Venturers' equity and cash flows for the year then ended, each of which shall be audited by a firm of independent certified public accountants (the "Accountants") selected by the Venturers in accordance with
Section 9.2(k) hereof;

               (ii) a general description of the activities of the Joint Venture during the period covered by the report; and

               (iii) a report of any material contracts or transactions between the Joint Venture and the Venturers or any of their Affiliates, including fees or compensation paid by the Joint Venture and the products supplied and services performed by the Venturers or any such Affiliate for such fees or compensation.

        (b) As promptly as practicable, but in any event within thirty (30) days after the end of each of the first three quarters of each fiscal year, the Managing Venturer shall cause to be prepared and distributed to each Venturer a quarterly report containing a balance sheet and statement of income for the period covered by the report, each of which may be unaudited but which shall be certified by the chief financial officer of the Joint Venture as fairly presenting the financial position and results of operations of the Joint Venture during the period covered by the report and as having been prepared in accordance with generally accepted accounting principles applied on a basis substantially consistent with that of the Joint Venture's audited financial statements. The report shall also contain a description of any material event regarding the business of the Joint Venture during the period covered by the report.

        (c) As promptly as practicable, but in any event within twenty-five (25) days after the end of each calendar month, Managing Venturer shall cause to be prepared and distributed to each Venturer an unaudited monthly income statement for the monthly period covered thereby, together with substantially similar supporting documentation and management information as is provided by each of Boyd's other operating properties to Boyd's management.

        (d) As promptly as practicable, but in any event within ninety (90) days after the end of each fiscal year, the Managing Venturer shall cause to be prepared and distributed to each Venturer all information necessary for the preparation of such Venturer's federal and state income tax returns, including a statement showing such Venturer's share of income, gains, losses, deductions and credits for such year for federal and state income tax purposes and the amount of any distributions made to or for the account of such Venturer pursuant to this Agreement.

        Section 7.4 Tax Returns. The Managing Venturer, at the expense of the Joint Venture, shall prepare or cause the Accountants to prepare all income and other tax returns, on an accrual basis, of the Joint Venture and cause the same to be filed in a timely manner. The Managing Venturer shall furnish to each Venturer a copy of each such return as soon as it has been filed, together with any schedules or other information which each Venturer may require in connection with such Venturer's own tax affairs. Each of the Venturers shall, in its respective income tax return and other statements filed with the Internal Revenue Service or other taxing authority, report taxable income in accordance with the provisions of this Agreement.

        Section 7.5 Tax Matters Partner. The Managing Venturer is hereby designated as the "tax matters partner" of the Joint Venture as defined in
Section 6231 of the Code and, to the extent authorized or permitted under applicable law, the Managing Venturer shall represent the Joint Venture in connection with all examinations of Joint Venture affairs by taxing authorities, including, without limitation, resulting administrative and judicial proceedings.

        Section 7.6 Fiscal Year. The fiscal year of the Joint Venture shall be the calendar year. As used in this Agreement, a fiscal year shall include any partial fiscal year at the beginning or end of the term of the Joint Venture.

        Section 7.7 Bank Accounts. The Managing Venturer shall be responsible for causing one or more accounts to be maintained in one or more banks, which accounts shall be used for the payment of expenses incurred in connection with the business of the Joint Venture, and in which shall be deposited any and all cash receipts and for establishment of the Capital Expenditure Reserve Account. Such accounts shall be maintained in a bank or banks in New Jersey to the extent required by the New Jersey Casino Control Act. All such amounts shall be and remain the property of the Joint Venture and shall be received, held and disbursed by the Joint Venture for the purposes specified in this Agreement. There shall not be deposited in any of such accounts any funds other than funds belonging to the Joint Venture, and no other funds shall be commingled with such funds.

        Section 7.8   Tax Elections.

        (a) At the request of any Venturer, the Managing Venturer, on behalf of the Joint Venture, shall elect to adjust the basis of the assets of the Joint Venture for federal income tax purposes in accordance with Section 754 of the Code in the event of a distribution of Joint Venture property as described in
Section 734 of the Code or a transfer by any Venturer of its Interest in the Joint Venture as described in Section 743 of the Code.

        (b) The Managing Venturer, on behalf of the Joint Venture, shall from time to time make such other tax elections as it deems necessary or desirable to carry out the business of the Joint Venture or the purposes of this Agreement.

        Section 7.9 Tax Withholding. Except as otherwise provided in this
Section 7.9, if the Joint Venture incurs an obligation to withhold taxes with respect to any Venturer, any amount withheld or paid as withholding taxes by the Joint Venture with respect to such Venturer shall be treated for all purposes of this Agreement as if it had been distributed to such Venturer. The Venturers may make such elections with respect to such withholding obligations, including without limitation an election pursuant to Section 1446 of the Code, as they reasonably determine. If the withholding obligation exceeds the amount that would have been distributed to such Venturer determined without regard to the provisions of this Section 7.9, such excess amount shall be treated


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



for all purposes of this Agreement as if it had been transferred to such Venturer by the Joint Venture as an interest-free loan. If the Joint Venture incurs any liability as a result of a failure to withhold with respect to any Venturer, such liability will be borne by such Venturer and charged to such Venturer's Capital Account. Amounts treated as loaned to any Venturer pursuant to this Section 7.9 shall be repaid by such Venturer to the Joint Venture as promptly as practicable. The Joint Venture shall offset such amounts against any amounts that would otherwise be distributed to such Venturer.

        Section 7.10 Capital Expenditure Reserve Account. Upon opening of the Facility, Managing Venturer shall create a reserve for capital expenditures (the "Capital Expenditure Reserve Account") into which Managing Venturer shall pay monthly amounts equal to five percent (5%) of the Joint Venture's earnings before interest, depreciation and amortization accrued during the preceding calendar month, as calculated by Managing Venturer pursuant to generally accepted principles of accounting in the gaming industry. The Capital Expenditure Reserve Account shall be used exclusively for the replacement of capital equipment and for improvements to, renovations of or enhancements to the Facility in accordance with Managing Venturer's business judgement, above and beyond any capital expenditure items contained in the annual Capital Expenditure Budget approved by the Venturers as set forth in Section 7.11 hereof. The funds for the Capital Expenditures Reserve Account shall be deposited into a bank account in accordance with the terms of Section 7.7 hereof. The signature of an authorized representative of Managing Venturer shall be the only signature required to make withdrawals (by check or otherwise) from such account, provided that the monies withdrawn are to be used only for the purposes set forth herein.

        Section 7.11 Capital Expenditure Budget. Managing Venturer shall prepare a capital expenditure budget (a "Capital Expenditure Budget") and submit such Capital Expenditure Budget to the Non-Managing Venturer at least ninety (90) days prior to the public opening of the Facility. Thereafter, Managing Venturer shall prepare an annual Capital Expenditure Budget, which shall be submitted by Managing Venturer to the Non-Managing Venturer no later than thirty (30) days prior to the commencement of each fiscal year of the Joint Venture. Each Capital Expenditure Budget prepared by Managing Venturer pursuant hereto shall be subject to approval or disapproval by an authorized representative of the Non-Managing Venturer within twenty (20) days of submission to the Non-Managing Venturer for approval; provided, however, that such approval shall not unreasonably be withheld. In the event an authorized representative of the Non-Managing Venturer shall fail to approve or disapprove any Capital Expenditure Budget, in writing, within the foregoing twenty (20)-day time period, then such Capital Expenditure Budget shall be deemed to be approved by the Non-Managing Venturer. In the event the Non-Managing Venturer reasonably disapproves any item contained in any Capital Expenditure Budget, then the Venturers agree to work, in good faith, to revise the Capital Expenditure Budget as expeditiously as possible; provided, however, that any non-disputed items contained in any such Capital Expenditure Budget shall be deemed to be approved. Notwithstanding anything contained herein, the Venturers recognize that mutually agreeable adjustments may be made to previously approved Capital Expenditure Budgets from time to time during any fiscal year to reflect the impact of unforeseen circumstances, financial constraints, or other events. Managing Venturer agrees to keep the Non-Managing Venturer informed and to obtain the Non-Managing Venturer's approval regarding any capital projects or capital expenditures that exceed any sums in the Capital Expenditure Reserve Account and that are reasonably anticipated to cause a material change to any Capital Expenditure Budget previously approved by the Non-Managing Venturer. Notwithstanding the foregoing, nothing contained in this Section 7.11 shall be deemed to limit Managing Venturer's ability to expend any funds contained in the Capital Expenditure Reserve Account as provided in Section 7.10 hereof.

        Section 7.12 Ownership Ledger. The Joint Venture shall maintain a ledger in its principal place of business in New Jersey which shall at all times reflect the current ownership of Interests and shall be available for inspection by the New Jersey Gaming Authorities and their authorized agents at all reasonable times, without notice.


                                    ARTICLE 8

                     CONFIDENTIALITY; INTELLECTUAL PROPERTY

        Section 8.1 Confidential Treatment of Information. Each of the Venturers agrees, and shall cause each of its Affiliates (i) not to disclose any material information concerning the Joint Venture or its business to the press or the general public without the approval of the other Venturer, such approval not to be unreasonably withheld or delayed and (ii) to retain in strict confidence any proprietary confidential information and trade secrets of the other Venturer, whether disclosed prior to or after the date hereof, and not to use or disclose to persons other than the Venturer or its Affiliates ("third parties"), and to use its best efforts to cause its employees, agents and consultants not to use or disclose to third parties, such proprietary confidential information or trade secrets without the approval of the other Venturer, unless in either case it can be established by the disclosing party that such information:

            (a) at the time of disclosure is part of the public domain and readily accessible to the public or such third party;

            (b) at the time of disclosure is already known by the receiving party otherwise than pursuant to a breach of an obligation of confidentiality;

            (c) is required by applicable law, regulation or court order to be disclosed; or

            (d) is required by any vendor, supplier or consultant in order to carry out the business of the Joint Venture, provided that the disclosing Venturer shall obtain the written agreement and obligation of such third party, in a form reasonably satisfactory to the other Venturer, prior to disclosing such information, that all of the provisions of this Article 8 shall apply with equal effect to such third party. The Joint Venture shall be a third-party beneficiary of any such written agreement.


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



        Section 8.2 Intellectual Property. The Joint Venture, Boyd and Boyd Sub, and their respective Affiliates, shall not have any right to use any trademark, service mark, trade name, logo, copyright or other intellectual property owned by MRI or MR Sub, or any of their respective Affiliates, in connection with the Facility or the business of the Joint Venture. Except as expressly provided herein, the Joint Venture, MRI and MR Sub, and their respective Affiliates, shall not have the right to use any trademark, service mark, trade name, logo, copyright or other intellectual property owned by Boyd or Boyd Sub, or any of their respective Affiliates, in connection with the Facility or the business of the Joint Venture. Notwithstanding the foregoing, Boyd will enter into a license agreement (in form and substance reasonably satisfactory to Boyd) with the Joint Venture providing for the use of such intellectual property owned by Boyd and to be used in connection with the management or operation of the Facility (the "Boyd License Agreement"), without compensation to Boyd, as long as Boyd Sub or another Affiliate of Boyd shall be Managing Venturer. In the event that Boyd Sub or another Affiliate of Boyd shall cease for any reason to be a Venturer or to be the Managing Venturer, the Boyd License Agreement shall provide for a reasonable transition period to enable the Joint Venture to replace Boyd's intellectual property being used by the Joint Venture, without causing any disruption in the operations of the Facility. The Managing Venturer, on behalf and at the expense of the Joint Venture, shall prepare, file and prosecute all applications which it reasonably deems necessary or appropriate to protect and preserve any intellectual property rights acquired or developed by the Joint Venture. Upon any liquidation of the Joint Venture, the Boyd License Agreement shall terminate (if not previously terminated pursuant to the terms thereof), and each Venturer shall be entitled to the full and complete right to use any and all intellectual property owned or developed by the Joint Venture (other than any intellectual property covered by the Boyd License Agreement, including without limitation, any alterations or modifications of the intellectual property covered thereby which may have been developed by the Joint Venture, which items shall be the exclusive property of Boyd Sub or its Affiliates) during the term hereof, including without limitation, any customer or marketing databases developed by the Joint Venture.


                                    ARTICLE 9

                                   MANAGEMENT

        Section 9.1 Management by Managing Venturer. Subject to Section 9.3 hereof, Boyd Sub shall be and hereby is appointed the Managing Venturer of the Joint Venture and shall serve in such capacity without fee or other compensation. Except as otherwise provided in this Agreement, the Managing Venturer shall have, and hereby assumes, sole responsibility and authority for the prudent day-to-day management and operation of the Joint Venture and the Facility, and in furtherance thereof may exercise the following specific rights and powers without approval of the other Venturer:

        (a) oversee and manage the day-to-day operations of the Facility, the Joint Venture business and such other activities as are customary in connection with such operations;

        (b) except as otherwise provided in Sections 4.2, 4.4 and 9.2 hereof, direct and oversee the architectural, engineering, design, construction, administrative, legal and other work necessary for the design, development, construction, completion, financing, opening, operation and improvement of the Facility and other Joint Venture business;

        (c) prepare appropriate budgets, including but not limited to the Capital Expenditure Budget, and prepare construction schedules for the development, construction, opening, repair, improvement and operation of the Facility and other Joint Venture property;

        (d) except as otherwise provided in Sections 4.2, 4.4 and 9.2 hereof, negotiate with and enter into contracts for the design, development, construction, completion, opening, operation and improvement of the Facility, including but not limited to negotiating and entering into contracts and easement agreements necessary for the central power plant to be constructed upon or adjacent to the Property (which shall not include the right to construct such power plant on Tract II), and negotiating and entering into contracts, leases or agreements relating to the retail, restaurant and spa operations to be located at the Facility, and to supervise all work relating to the foregoing;

        (e) implement decisions made by the Venturers;

        (f) use its best efforts to operate, on behalf of and for the sole benefit of the Joint Venture, the Facility and such other business and activities as are customary in connection with such operation;

        (g) preserve, maintain and distribute Joint Venture funds in accordance with the provisions of this Agreement;

        (h) contract on behalf of the Joint Venture for the services of independent contractors, including attorneys, accountants and financial advisers;

        (i) establish, maintain and supervise the deposit of funds and securities of the Joint Venture with federally insured banking institutions, and the Managing Venturer is authorized to sign on behalf of the Joint Venture on all accounts with such banking institutions;

        (j) acquire by purchase, lease or otherwise such personal property as may be necessary, convenient or incidental to the accomplishment of the purposes of the Joint Venture;

        (k) procure on behalf of the Joint Venture such general liability, casualty, comprehensive, workers' compensation, fidelity, errors and omissions, business interruption and other insurance as is adequate to protect the Joint Venture;

        (l) execute on behalf of the Joint Venture any and all agreements, documents, certificates and instruments necessary or convenient in connection with the management and operation of the Facility or in connection with managing the affairs of the Joint Venture; and

        (m) employ or retain, or enter into any transaction or contract with, any Venturer or any officer, employee or Affiliate of any Venturer, upon the terms and conditions provided in Section 2.4 hereof.

        Section 9.2 Exclusive Powers of the Venturers. In addition to those matters which, pursuant to other provisions of this Agreement, require approval of each Venturer, the following matters shall require the approval of each
Venturer:

        (a) except as otherwise provided in this Agreement, the admission of an additional Venturer;

        (b) the acquisition of any real property in addition to the Property (excluding, however, the leasing of the Employee Parking Lot and the Employee Parking Structure and further excluding any acquisition of the Option Parcel pursuant to the terms of Section 4.5(c) hereof and of the Option Agreement);

        (c) any transaction which is unrelated to the purposes of the Joint Venture or makes it unlawful or impossible to carry out the purposes of the Joint Venture;

        (d) except with respect to the Construction Financing or as otherwise provided in this Agreement, the incurrence of any indebtedness, except for liabilities which are normal and customary in the gaming business, including but not limited to the incurrence of trade payables in the ordinary course of business;

        (e) the refinancing or early retirement of any Joint Venture indebtedness;

        (f) except in connection with the Construction Financing, the sale or hypothecation of all or any significant part of the property or assets of the Joint Venture, other than in the ordinary course of business, except for subordination, non-disturbance and attornment agreements which may be necessary in connection with the construction and operation of the central power plant or the leasing of the retail, restaurant and spa operations at the Facility;

        (g) capital expenditures in excess of any funds contained in the Capital Expenditure Reserve Account other than (i) any capital expenditures included in a Capital Expenditure Budget prepared by the Managing Venturer and approved by the Non-Managing Venturer as provided herein or (ii) any capital expenditures that are Project Costs to be incurred in accordance with the terms hereof.

        (h) except as otherwise provided in Article 11 hereof, the Transfer of all or any portion of a Venturer's Interest in the Joint Venture;

      (i) the compromise of any claim owned by or against the Joint Venture in excess of $500,000 or submission to arbitration of any dispute or controversy involving the Joint Venture, other than in the ordinary course of business;

      (j) the cancellation or lapse of any material insurance policy, which approval shall not be unreasonably withheld or delayed;

      (k) the selection and retention of independent certified public accountants to audit the Joint Venture's financial statements and prepare its tax returns;

      (l) except as otherwise provided in Section 4.2 hereof, the design of the exterior of the Facility (the current design of which, as reflected on Exhibit I attached hereto and incorporated herein by this reference, has been approved by MR Sub), including the design and location of all landscaping, lighting and signage for the Facility;

      (m) commencing upon the opening of the MRI Casino Project (if but only if the same shall be owned and operated by MRI or any of its Affiliates), the establishment of hotel room rate structures for the Facility; provided, however, in any event, Managing Venturer may change hotel room rates without the approval of the Non-Managing Venturer until such time as the Non-Managing Venturer shall have notified the Managing Venturer in writing that the Non-Managing Venturer's approval shall thereafter be required;

      (n) any expenditure by the Joint Venture in excess of $50,000 other than expenditures authorized pursuant to Sections 9.2(a)-(m) hereof or expenditures in the ordinary course of business;

      (o) except as otherwise provided in this Agreement, the dissolution or liquidation of the Joint Venture, or a merger, consolidation or recapitalization involving the Joint Venture;

      (p) any change in the number of hotel rooms below 2,000 rooms, and any change to any other element of the Program causing a decrease in any such element of more than ten percent (10%) of the number for such element set forth on Exhibit D attached hereto; and

      (q) the sale or other disposition of any Special Revenue Bonds owned by the Joint Venture.

      Any matter which requires the approval of each Venturer may be approved by an instrument signed by an authorized representative of each Venturer. The current authorized representatives of Boyd Sub are William S. Boyd, Donald D. Snyder, Robert L. Boughner and Ellis Landau, and the current authorized representatives of MR Sub are J. Terrence Lanni, John T. Redmond, Robert H. Baldwin and Gary N. Jacobs. Either Venturer may designate different or additional authorized representatives by written notice to the other.

        Section 9.3   Replacement of Managing Venturer.

        (a) Except as otherwise provided in this Agreement, the Managing Venturer may only be changed with the approval of each Venturer. In the event that (i) the Joint Venture is in material default with respect to any of its debt obligations, and such material default shall be continuing after notice of such default is received by the Joint Venture and after one-half (1/2) of the applicable cure period has expired, (ii) an Event of Default on the part of Boyd Sub has occurred and is continuing under this Agreement, (iii) Boyd Sub or another direct or indirect wholly owned subsidiary of Boyd ceases for any reason (including a Permitted Transfer) to own at least a 50% Interest in the Joint Venture; (iv) prior to the public opening of the Facility, none of William S. Boyd, Donald D. Snyder, Robert L. Boughner, Ellis Landau or Keith E. Smith is serving as Chief Operating Officer or a more senior executive officer of Boyd),
(v) prior to the end of the three-year period commencing upon the public opening of the Facility, William S. Boyd, or his heirs or legatees collectively, cease to own beneficially at least 15% of the outstanding common stock or to be the largest beneficial stockholder of Boyd, or (vi) Boyd Sub shall fail to cause completion of construction of the Facility on or before the time period specified in Section 4.2(f), subject to any Force Majeure Event(s) specified therein, MR Sub may, at any time during the continuation of any event specified in (i) through (vi) above, elect by written notice delivered to Boyd Sub to become the Managing Venturer, and MR Sub shall thereupon become the Managing Venturer and Boyd Sub shall become the Non-Managing Venturer. In the event of such election by MR Sub as a result of an event specified in clause (i), (ii) or
(iii) of this Section 9.3(a), subject to the last sentence of this Section 9.3(a), the Joint Venture shall pay MR Sub, on a quarterly basis, a management fee equal to 3.5% of gross revenues (before deduction of promotional allowances) of the Joint Venture. In the event of such election by MR Sub as a result of an event specified in either clause (iv) or clause (vi) of this Section 9.3(a), subject to the last sentence of this Section 9.3(a), the Joint Venture shall pay MR Sub a one (1)-time fee equal to 3.5% of gross revenues (before deduction of promotional allowances) earned by the Joint Venture during the one hundred eighty (180) day period following the public opening of the Facility. In the event MR Sub becomes the Managing Venturer pursuant to clause (v) of this
Section 9.3(a), no management fee shall be payable to MR Sub. Upon the occurrence of any of the events specified in Section 13.1(h) hereof with respect to the Managing Venturer, if the business of the Joint Venture is continued, the remaining Venturer shall become the Managing Venturer. Notwithstanding anything contained in this Section 9.3(a), any management fee payable to MR Sub pursuant to this Section 9.3(a) shall be subordinated to the repayment of principal and interest on the Construction Financing.

        (b) The Managing Venturer shall not have the right to resign as Managing Venturer, and any such purported resignation shall constitute an Event of Default under this Agreement which shall entitle the other Venturer to exercise all rights and remedies available under this Agreement, at law or m equity.

        Section 9.4 Meetings of the Venturers: Time and Place. The Venturers shall meet with each other on a periodic basis, at least quarterly. At such meetings, the Managing Venturer's representatives shall report on the performance and condition of the Joint Venture, give progress reports on negotiation of the Construction Financing, the status of governmental permits and approvals for the Facility, capital projects including construction of the Facility, material contracts entered into, material litigation and other matters material to the operation of the Joint Venture. Meetings shall be held at such time and place within the County as the Managing Venturer shall determine or by telephone, provided that each Venturer's representatives may simultaneously participate and hear each other Venturer's representatives. The Venturers may take action without a meeting if the action taken is reduced to writing (either prior to or thereafter) and signed on behalf of each Venturer. Any Venturer may call for a meeting of the Venturers at any time by giving at least 48 hours' prior written notice to the other Venturer.

        Section 9.5 Officers. The Managing Venturer shall appoint the chief executive officer, chief financial officer and other officers of the Joint Venture, who shall serve at the direction and pleasure of the Managing Venturer. Appointment and replacement of the chief executive officer (or equivalent officer) of the Joint Venture shall require the approval of the Non-Managing Venturer, which approval shall not be unreasonably withheld or delayed. The officers shall perform those functions of the Managing Venturer and such other duties and responsibilities as the Managing Venturer may assign to them. No officer or employee of either Venturer or its Affiliates who does not devote substantially full time to the Joint Venture shall receive any salary or other compensation from the Joint Venture. The Managing Venturer may from time to time appoint employees of the Managing Venturer or its Affiliates to devote substantially full time to the Joint Venture and retain such employees on its payroll. In such event, the Joint Venture shall reimburse the Managing Venturer or its Affiliate for the out-of-pocket compensation (including salary, bonus and the direct cost of health and retirement benefit plans) paid to such employee for performing services to the Joint Venture on a full-time basis. The terms of any benefits offered to such an employee shall be within the discretion of the Managing Venturer or its Affiliate. Each officer of the Joint Venture shall be indemnified by the Joint Venture from and against any and all claims, losses, damages and liabilities, including reasonable attorneys' fees which shall be reimbursed as incurred, arising out of or relating to any act or failure to act performed or omitted by him; provided, however, that such indemnity shall be payable only if such officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Joint Venture. Any indemnity under this Section 9.5 shall be paid from, and shall be limited to the extent of, Joint Venture assets, and no Venturer shall have any personal liability on account thereof. Each officer of the Joint Venture shall be fully protected with respect to any action or omission taken or omitted by him in good faith if such action or omission is taken or omitted in reliance upon and in accordance with the opinion or advice of competent legal counsel, accountants, financial advisers or other professionals as to matters within their professional competence.

                                   ARTICLE 10

                         REPRESENTATIONS AND WARRANTIES

        Section 10.1 MR Sub. MRI and MR Sub, as applicable, hereby represent and warrant, which representations and warranties shall survive the execution of this Agreement (and which representations and warranties shall be true and accurate in all material respects at the time that MR Sub conveys the Property to the Joint Venture pursuant to the terms hereof), that:

        (a) MR Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power and authority to enter into and carry out the terms of this Agreement;

        (b) all of the outstanding capital stock of MR Sub is owned directly or indirectly by MRI;

        (c) all corporate action required to be taken by MR Sub to enter into and carry out the terms of this Agreement has been taken and, except as otherwise provided or contemplated in this Agreement, no further approval of any governmental agency, court or other body is necessary in order to permit MR Sub to enter into and carry out the terms of this Agreement;

        (d) this Agreement has been duly executed and delivered by MR Sub and constitutes the legal, valid and binding obligation of MR Sub, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, equitable principles and judicial discretion);

        (e) to the best of its knowledge, neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder, has resulted or will result in any violation of, or default under, the charter or bylaws of MR Sub or any indenture, trust agreement, mortgage or other agreement or any permit, judgment, decree or order to which MR Sub is a party or by which it is bound, including but not limited to, that certain Agreement and Plan of Merger, dated as of March 6, 2000, among MRI, MGM, and a wholly-owned subsidiary of MGM, and there is no default and no event or omission has occurred which, with the passage of time or the giving of notice or both, would constitute a default on the part of MR Sub under this Agreement;

        (f) to the best of its knowledge, there is no action, proceeding or investigation, pending or threatened, which questions the validity or enforceability of this Agreement as to MR Sub;

        (g) no representation, warranty or covenant of MR Sub in this Agreement, or in any document or certificate furnished or to be furnished to Boyd Sub pursuant hereto, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading; all such representations, warranties or statements of MR Sub are based, to the best of MR Sub's knowledge, upon accurate and complete information as of the time of their making, and there have been, to the best of MR Sub's knowledge, no material changes in such information subsequent thereto;

        (h) MR Sub has no reason to believe that it or its Affiliates will not receive any gaming license, approval or permit necessary for the consummation of the transactions contemplated by this Agreement;

        (i) MR Sub has provided Boyd Sub with complete and accurate copies of the Development Agreement and the Road Development Agreement, including any amendments thereto. Other than as set forth in or referred to in the Development Agreement and the Road Development Agreement, to the best of MR Sub's and MRI's knowledge, there are no unrecorded leases, arrangements, agreements, understandings, options, contracts, or rights of first refusal affecting or relating in any material way to the use and development of the Facility and/or the Property. No material default or breach (nor event which, with the giving of notice or the passage of time, or both, would constitute a material default or breach) exists under the Development Agreement or the Road Development Agreement on the part of MRI or MR Sub or their respective Affiliates, or to the best of the knowledge of MRI or MR Sub, any other party to such agreements. There is no information or document not disclosed or provided by MRI or MR Sub to Boyd Sub, which to the best of the actual knowledge of MRI or MR Sub, could reasonably be expected to materially adversely affect the use and development of the Facility and/or the Property.

        (j) MRI and MR Sub have complied, in all material respects, with all laws, ordinances, rules, regulations, requirements and orders of federal, state, or local governments and/or their agencies with respect to the Property of which they have actual knowledge.

        (k) To the best of the knowledge of MRI and MR Sub, there are no historical or archeological materials or artifacts of any kind or any Indian ruins of any kind located on the Property;

        (l) To the best of the knowledge of MRI and MR Sub, the Property is not located within any water conservation, irrigation, weed or insect abatement, or other similar district, or any special improvement district. The Property is located within a soil conservation district and a flood hazard area;

        (m) MRI and MR Sub do not have any liability for any taxes, or any interest or penalty in respect thereof, of any nature that may be assessed against the Joint Venture or that are or may become a lien against the Property, except real property taxes not yet due and payable;

        (n) Except as set forth in the Parcel Deed or in the Development Agreement, there are no conditions imposed by any governmental or quasi-governmental agency or instrumentality, which, if not satisfied, waived or otherwise eliminated, could result in a reversion or other defeasance of title to the Property or the Parcel;

        (o) MRI and MR Sub have provided Boyd Sub with copies of any and all reports, studies, investigations and other similar information obtained by MRI and/or MR Sub which could reasonably be expected to materially adversely affect the use and development of the Property; and

        (p) The information furnished by MRI and MR Sub to Boyd Sub or Boyd in accordance with the provisions of this Agreement is true and accurate in all material respects, and if, at any time hereafter, there is any material change in any of such information, MRI or MR Sub shall promptly notify Boyd Sub of such material change.

        Section 10.2 Boyd Sub. Boyd Sub hereby represents and warrants, which representations and warranties shall survive the execution of this Agreement (and which representations and warranties shall be true and accurate in all material respects at the time that MR Sub conveys the Property to the Joint Venture pursuant to the terms hereof), that:

        (a) Boyd Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power and authority to enter into and carry out the terms of this Agreement;

        (b) all of the outstanding capital stock of Boyd Sub is owned directly or indirectly by Boyd;

        (c) all corporate action required to be taken by Boyd Sub to enter into and carry out the terms of this Agreement has been taken and, except as otherwise provided or contemplated in this Agreement, no further approval of any governmental agency, court or other body is necessary in order to permit Boyd Sub to enter into and carry out the terms of this Agreement;

        (d) this Agreement has been duly executed and delivered by Boyd Sub and constitutes the legal, valid and binding obligation of Boyd Sub, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, equitable principles and judicial discretion);

        (e) to the best of its knowledge, neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder, has resulted or will result in any violation of, or default under, the charter or bylaws of Boyd Sub or any indenture, trust agreement, mortgage or other agreement or any permit, judgment, decree or order to which Boyd Sub is a party or by which it is bound, and there is no default and no event or omission has occurred which, with the passage of time or the giving of notice or both, would constitute a default on the part of Boyd Sub under this Agreement;

        (f) to the best of its knowledge, there is no action, proceeding or investigation, pending or threatened, which questions the validity or enforceability of this Agreement as to Boyd Sub;

        (g) No representation, warranty or covenant of Boyd Sub in this Agreement, or in any document or certificate furnished or to be furnished to MR Sub pursuant hereto, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading; all such representations, warranties or statements of Boyd Sub are based, to the best of Boyd Sub's knowledge, upon accurate and complete information as of the time of their making, and there have been, to the best of Boyd Sub's knowledge, no material changes in such information subsequent thereto; and

        (h) Boyd Sub has no reason to believe that it or its Affiliates will not receive any gaming license, approval or permit necessary for the consummation of the transactions contemplated by this Agreement.

        Section 10.3 Brokers. The parties each represent to the other that they have not retained any broker, finder or agent in connection with the transactions contemplated hereby or the negotiation thereof. Each party shall indemnify and hold the other party harmless from and against all losses, claims, damages and liabilities, including reasonable attorneys' fees, arising out of or relating to any claim of brokerage or other commissions relative to this Agreement or the transactions contemplated hereby insofar as any such claim arises by reason of services alleged to have been rendered to or at the request of the indemnifying party.


                                   ARTICLE 11

                              TRANSFER OF INTERESTS

        Section 11.1 Restrictions on Transfers. Except as otherwise expressly provided in this Agreement, no Venturer shall, without the approval of each of the Venturers, sell, transfer, assign, pledge, encumber or otherwise dispose of (each a "Transfer") all or any portion of its Interest in the Joint Venture or any rights therein. Any purported Transfer in violation of the preceding sentence shall be null and void and of no force or effect. Each Venturer acknowledges the reasonableness of the restrictions on Transfers imposed by this Agreement in view of the Joint Venture purposes and the relationship of the Venturers. The Venturers acknowledge and agree that they are relying on the experience, reputation and financial condition of each other in entering into this Agreement, that the nature of the relationship between the Venturers is personal and that the amount of damages that would be sustained by the Venturers in the event of a breach of the restrictions on Transfers imposed by this Agreement would not be readily ascertainable. Accordingly, upon any breach of this Article 11 by any Venturer, the other Venturer (in addition to all rights and remedies it may have under this Agreement, at law or in equity) shall be entitled to a decree or order from a court of competent jurisdiction specifically enforcing the restrictions on Transfers contained herein. Each Venturer further agrees to hold the Joint Venture and the other Venturer (including their respective directors, officers, employees, Affiliates, successors and assigns) harmless for, from and against any and all claims, losses, damages, liabilities and costs, including without limitation, reasonable attorneys' fees (which shall be reimbursed as incurred), and liabilities for income taxes and costs of enforcing this indemnity, incurred by any of such indemnified parties as a result of a Transfer or purported Transfer in violation of this Agreement.

        Section 11 .2 Permitted Transfers.

        (a) A Venturer shall be entitled to make the following Transfers of its Interest (each a "Permitted Transfer") without the approval of the other
Venturer: (i) a pledge or encumbrance of its Interest in favor of one or more commercial banks or other institutional lenders to secure a loan provided by such lender(s) to such Venturer or its Affiliates, provided that a foreclosure upon such pledge or encumbrance shall not be a Permitted Transfer; (ii) a Transfer of its Interest to an Affiliate of such Venturer, subject to the provisions of Section 11.3; (iii) a Transfer of its Interest to MR Sub or Boyd Sub; or (iv) a Transfer of its Interest pursuant to the right of first refusal provisions of Section 11.4.

        (b) Except with respect to Permitted Transfers described in clause (ii),
(iii) or (iv) of Section 11.2(a), a transferee of an Interest in the Joint Venture shall be admitted as a Venturer only upon the agreement of each Venturer. The rights of a transferee who is not admitted as a Venturer shall be limited to the right to receive allocations and distributions from the Joint Venture with respect to the Interest transferred, as provided in this Agreement. A transferee that is not admitted as a Venturer shall not be a Venturer with respect to such Interest, and without limiting the foregoing, shall not have the right to inspect the Joint Venture's books or assets, grant or withhold approvals, act for or bind the Joint Venture or otherwise participate in its operations.

        (c) The Venturers intend that a Permitted Transfer shall not cause the dissolution of the Joint Venture under the Act. However, if a court of competent jurisdiction determines that a dissolution has occurred, the Venturers shall continue to hold the Joint Venture's assets and operate its business in joint venture form pursuant to this Agreement as if no such dissolution had occurred.

        (d) In the event of a Permitted Transfer, the Venturer making the Transfer shall notify the other Venturer of the Transfer and shall furnish the Joint Venture with the transferee's taxpayer identification number and sufficient information to determine the transferee's Interest and tax basis in the Joint Venture and any other information reasonably necessary to permit the Joint Venture to file all required tax returns. All Transfers shall be by instrument in form and substance reasonably satisfactory to counsel for the Joint Venture and shall contain an agreement of the transferee to accept the Transfer and to accept and adopt all of the applicable provisions of this Agreement. The Venturer making a Permitted Transfer shall execute, acknowledge and deliver all such documents and instruments, in form and substance reasonably satisfactory to counsel for the Joint Venture, as may be necessary or desirable to effectuate such Transfer, and shall pay all costs and expenses incurred by the Joint Venture in connection with such Transfer.

        (e) Notwithstanding anything to the contrary in this Agreement, no Venturer shall be permitted to Transfer its Interest or any portion thereof to the extent such Transfer would be in violation of applicable law (including without limitation securities laws and regulations and the New

Jersey Casino Control Act) or would cause a default under any agreement or instrument to which the Joint Venture is a party or by which it is bound. Without limiting the foregoing, at such time as the Joint Venture is a casino licensee or an applicant for a casino license, no Transfer of Interest or any portion thereof shall be valid or effective unless such transfer is first approved by the New Jersey Casino Control Commission as provided in N.J.S.A. 5:12-82(d)(7).

        Section 11.3  Limitation on Ownership of Venturers.

        (a) Unless otherwise agreed by Boyd Sub, all of the outstanding capital stock of MR Sub (or any Affiliate of MR Sub to whom MR Sub Transfers its Interest pursuant to the terms of Section 11.2(a)(ii) hereof) shall continue to be owned directly or indirectly by MRI or MGM.

        (b) Unless otherwise agreed by MR Sub, all of the outstanding capital stock of Boyd Sub (or any Affiliate of Boyd Sub to whom Boyd Sub Transfers its Interest pursuant to the terms of Section 11.2(a)(ii) hereof) shall continue to be owned directly or indirectly by Boyd.

        Section 11.4  Right of First Refusal.

        (a) Commencing on the first anniversary of the opening of the Facility to the public, either Venturer shall have the right to Transfer all or any part of its Interest in the Joint Venture to a person who is not an Affiliate of any Venturer (the "Third Party"), in consideration for cash and/or a promissory note, provided that (i) the Venturer wishing to Transfer its Interest (the "Initiating Venturer") has not caused the Joint Venture to be in default under the terms of the Construction Financing, (ii) the Initiating Venturer is not in default under any of the provisions of this Agreement, and (iii) the Initiating Venturer first offers the Interest (or portion thereof) to the other Venturer as provided in this Section 11.4.

        (b) Prior to becoming legally obligated to Transfer its Interest or any portion thereof (the "Relevant Interest") to a Third Party pursuant to the terms of this Section 11.4, the Initiating Venturer shall deliver written notice (the "Offering Notice") to the other Venturer (the "Responding Venturer") offering to Transfer the Relevant Interest to the Responding Venturer on the same terms and for the same price as the Initiating Venturer proposes to Transfer to the Third Party. The Offering Notice shall specify the name of the Third Party, the Relevant Interest proposed to be Transferred and the material terms on which the Transfer is to be consummated, including without limitation, the Transfer price, terms of payment and the time and place of the closing. The Responding Venturer shall thereupon have the right and option to purchase from the Initiating Venturer all ( but not less than all) of the Relevant Interest at the purchase price set forth in the Offering Notice by delivering written notice (an "Acceptance Notice") to the Initiating Venturer within 30 days after delivery of the Offering Notice. If the Responding Venturer delivers an Acceptance Notice, it shall be legally obligated to purchase the Relevant Interest on the same terms as specified in the Offering Notice at a closing to be held as specified in the Offering Notice (but in no event earlier than 60 days after delivery of the Offering Notice) or such other time as may be directed by the New Jersey Gaming Authorities. At the closing, the Initiating Venturer shall deliver to the Responding Venturer good title to the Relevant Interest, free and clear of any liens, claims or other encumbrances.

        (c) If the Responding Venturer does not elect to purchase the Relevant Interest, it may, within the 30-day period referred to above, deliver to the Initiating Venturer written notice (the "Disapproval Notice") stating that it does not elect to purchase the Relevant Interest and that it disapproves of the proposed Transfer to the Third Party. In the event that the Responding Venturer delivers the Disapproval Notice within such 30-day period, and the Disapproval Notice sets forth the existence of specific facts which reasonably demonstrate that the Third Party would not be suitable as a Venturer due to its background, reputation or lack of financial capability, the Initiating Venturer may not consummate the proposed Transfer. If the Responding Venturer does not deliver the Acceptance Notice or the Disapproval Notice within the 30-day period referred to above, or if the Disapproval Notice does not satisfy the foregoing requirements, the Initiating Venturer may, within 90 days after the expiration of such 30-day period, consummate the proposed Transfer to the Third Party on the terms set forth in the Offering Notice or on substantially similar terms. If the Initiating Venturer does not consummate the proposed Transfer within such 90-day period, the proposed Transfer may not be effected unless the Initiating Venturer again complies with the provisions of this Section 11.4.

        Section 11.5 Buy-Out on Default. At any time during the continuance of an Event of Default under this Agreement, the non-defaulting Venturer, without limiting any other rights or remedies it may have under this Agreement, at law or in equity, may, upon written notice (the "Appraisal Notice") delivered to the Defaulting Venturer, elect to purchase all (but not less than all) of the Interest of the Defaulting Venturer for cash in an amount equal to 80% of the Appraised Value of the Defaulting Venturer's Interest. The "Appraised Value" shall be an amount equal to the Defaulting Venturer's Interest multiplied by the fair market value of the Joint Venture, which shall represent the amount that a single purchaser unrelated to any Venturer would reasonably be expected to pay for the Joint Venture business and assets as a going concern, subject to all existing indebtedness, liens and encumbrances, in a single cash purchase, taking into account the current condition, use and net income of the Facility. If the Venturers are unable to mutually agree upon the Appraised Value within 30 days after delivery of the Appraisal Notice, each Venturer shall select a reputable MAI appraiser to determine the Appraised Value. The two appraisers shall furnish the Venturers with their written appraisals within 45 days of their selection, setting forth their determinations of the Appraised Value as of the date of the Appraisal Notice. If the higher of such appraisals does not exceed the lower of such appraisals by more than 10%, the Appraised Value shall be the average of the two appraisals. If the higher of such appraisals exceeds the lower of such appraisals by more than 10%, the two appraisers shall, within 20 days, mutually select a third reputable MAI appraiser. The third appraiser shall furnish the Venturers with its written appraisal within 45 days of its selection, and the Appraised Value shall be the average of the three appraisals. The cost of the appraisals shall be borne equally by the Defaulting Venturer and the non-defaulting Venturer. The determination of the Appraised Value in accordance with this Section 11.5 shall constitute a final and non-appealable arbitration. The closing of the purchase and sale of the Interest of the Defaulting Venturer pursuant to this Section 11.5 shall occur not later than 90 days after determination of the Appraised Value, or such other time as may be directed by the New Jersey Gaming Authorities. At the closing, the Defaulting Venturer shall deliver to the non-defaulting Venturer good title to its Interest, free and clear of any liens, claims or other encumbrances.


                                   ARTICLE 12

                                EVENTS OF DEFAULT

        Section 12.1 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" hereunder on the part of the Venturer to which such event relates (the "Defaulting Venturer") if within 30 days following delivery to the Defaulting Venturer of written notice of such default by the other Venturer, or within 10 days if the default is due solely to the non-payment of monies, the Defaulting Venturer fails to pay such monies, or in the case of non-monetary defaults, fails to commence substantial efforts to cure such default or thereafter fails within a reasonable time to prosecute to completion with diligence the curing of such default; provided, however, that the occurrence of any of the events described in Section 12.1 (a) or (b) shall constitute an Event of Default immediately upon such occurrence without any requirement of notice or the passage of time except as specifically set forth therein:

        (a) the violation by a Venturer of any of the restrictions set forth in
Article 11 of this Agreement upon the right of such Venturer to Transfer its Interest;

        (b) (i) the institution by a Venturer of proceedings under any federal or state law for the relief of debtors wherein such Venturer is seeking relief as debtor, (ii) a general assignment by a Venturer for the benefit of creditors,
(iii) the institution by a Venturer of a proceeding for relief under the Federal Bankruptcy Code, (iv) the institution against a Venturer of a proceeding under the Federal Bankruptcy Code, which proceeding is not dismissed, stayed or discharged within 60 days after the filing thereof or, if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding, (v) the admission by a Venturer in writing of its inability to pay its debts as they mature or (vi) the attachment, execution or other judicial seizure of all or any substantial part of a Venturer's Interest which remains undismissed or undischarged for a period of 15 days after the levy thereof, if such attachment, execution or other judicial seizure would reasonably be expected to have a material adverse effect upon the performance by such Venturer of its obligations under this Agreement; provided, however, that any such attachment, execution or seizure shall not constitute an Event of Default if such Venturer posts a bond sufficient to fully satisfy the amount of such claim or judgment within 15 days after the levy thereof and the Venturer's Interest is thereby released from the lien of such attachment (each an "Event of Bankruptcy");

        (c) any material breach by a Venturer of its representations and warranties pursuant to Article 10 hereof or any material default in performance of, or failure to comply with, any other agreement, obligation or undertaking of a Venturer contained in this Agreement;

        (d) the Managing Venturer causing or permitting a material event of default under the Construction Financing or any other third-party indebtedness incurred by the Joint Venture, which material default shall be continuing after notice of such default is received by the Joint Venture and after one-half (1/2) of the applicable cure period has expired;

        (e) the issuance of a final and non-appealable order or directive of a governmental agency of any jurisdiction, including the New Jersey Gaming Authorities, disqualifying a Venturer from holding any license, approval or permit required for the business of the Joint Venture, or directing that the other Venturer or any of its Affiliates terminate its relationship with such Venturer;

        (f) the failure or inability of a Venturer, its officers, directors, key employees or direct or indirect owners or the officers, directors or key employees of its direct or indirect owners to obtain any license, approval or permit required for the business of the Joint Venture or any other event involving a Venturer which results in the Joint Venture or such Venturer becoming unable to conduct a gaming business; and

        (g) the failure of MRI or its Affiliates to use all commercially reasonable efforts to obtain any Master Plan Approvals or to cause to be completed the Government Improvements and/or the Master Plan Improvements upon the terms and conditions set forth herein.

        Section 12.2 Remedies upon Default. Upon the occurrence of any Event of Default, the non-defaulting Venturer shall have the right, without limitation, to exercise any and all rights and remedies set forth in this Agreement or as may be available at law or in equity against the Defaulting Venturer.

                                   ARTICLE 13

                           DISSOLUTION AND LIQUIDATION

        Section 13.1 Events of Dissolution. The Joint Venture shall dissolve upon the occurrence of any of the following events:

        (a) the sale or other disposition (including, without limitation, taking by eminent domain) of all or substantially all of the assets of the Joint Venture and the collection of the proceeds thereof;

        (b) the approval of each of the Venturers;

        (c) at the election of the non-defaulting Venturer, the occurrence of an Event of Default by a Defaulting Venturer;

        (d) December 31, 2070;

        (e) at the election of Boyd Sub or MR Sub, as the case may be, pursuant to Section 4.2(e) hereof;

        (f) at the election of either Venturer in the event of a final determination, judicial or otherwise, resulting in the permanent termination of construction of the Connector prior to the substantial completion thereof;

        (g) the final and non-appealable denial of the Joint Venture's application for a casino license for the Facility or, after issuance, the final and non-appealable revocation of such license;

        (h) the death, withdrawal, bankruptcy or dissolution of a Venturer, or the occurrence of any event that terminates a Venturer's continued interest in the Joint Venture or causes a Transfer of such interest by operation of law, unless within 90 days after such event one or more new Venturers is admitted pursuant to Section 11.2 or 13.2 hereof;

        (i) the failure of the Commencement of Construction of the Facility to occur on or before December 31, 2010; or

        (j) the occurrence or failure to occur of any other event, as a result of which it is or becomes unlawful or impossible to carry on the business of the Joint Venture.

        Section 13.2 Venturers' Consent to Continue Business. Upon the occurrence of an event described in Section 13.1 which may cause the dissolution of the Joint Venture, or subsequent discovery of the occurrence of such an event, the Managing Venturer shall immediately notify each of the remaining Venturers of the occurrence of the event, and each of the remaining Venturers shall notify the Managing Venturer whether or not it consents to continue the business of the Joint Venture. If all of the remaining Venturers consent to continue the Joint Venture's business, and there are at least two remaining Venturers, the Joint Venture shall not be dissolved and the remaining Venturers shall continue the Joint Venture's business. If there is only one remaining Venturer and it consents to continue the Joint Venture's business, such Venturer shall have the absolute right, notwithstanding any contrary provision of this Agreement (but subject to applicable law) to Transfer a portion of its Interest to a transferee (who may be an Affiliate of such Venturer) and to unilaterally admit such transferee as a new Venturer in the Joint Venture, so that such two Venturers may continue the Joint Venture's business.

        Section 13.3 Dissolution and Liquidation. Upon the occurrence of an event of dissolution described in Section 13.1, if the business of the Joint Venture is not continued by the remaining Venturers pursuant to Section 13.2, the Joint Venture shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Venturers and no Venturer shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Joint Venture's business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations set forth in this Agreement shall continue in effect until such time as the Joint Venture's assets have been distributed pursuant to this

Section 13.3 and the Joint Venture has been liquidated. The Managing Venturer shall be responsible for overseeing the winding up and liquidation of the Joint Venture, shall take full account of the Joint Venture's liabilities and assets, shall cause the assets to be liquidated as promptly as is consistent with obtaining the fair market value thereof and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

        (a) first, to the payment and discharge of all of the Joint Venture's debts and liabilities to creditors other than Venturers, in the order of priority provided by law;

        (b) second, to the payment and discharge of all of the Joint Venture's debts and liabilities to Venturers, other than liabilities for distributions to which Venturers are entitled in their capacities as Venturers pursuant to
Article 6 hereof;

        (c) third, to the establishment of any reserves that may reasonably be deemed necessary by the Managing Venturer to meet any contingent or unforeseen liabilities or obligations of the Joint Venture not covered by insurance. Any such reserve shall be deposited in a bank or other financial institution. All or any portion of such reserve no longer needed for the purpose for which it was established shall be distributed as promptly as practicable in accordance with
Section 13.3(d) or 13.3(e), as appropriate;

        (d) fourth, to the Venturers in accordance with the positive balances in their respective Capital Accounts; and

        (e) fifth, to the Venturers in accordance with their respective
Interests.

        The Managing Venturer shall not receive any compensation for any services performed pursuant to this Section 13.3 but shall be entitled to reimbursement for all out-of-pocket costs and expenses reasonably incurred in connection therewith.

        Any gains or losses on the disposition of assets of the Joint Venture in the process of liquidation shall be credited or charged to the Venturers in accordance with Article 5 hereof. Any property distributed in kind in the liquidation shall be valued by agreement of the Venturers and the Capital Accounts of the Venturers shall be adjusted to reflect the amount of Profits or Losses that would have been recognized by the Joint Venture had such property been sold for such value immediately before such distribution.

        In the event that any Venturer has a negative balance in its Capital Account after the liquidation of all of the Joint Venture's assets, such Venturer shall contribute to the Joint Venture cash in an amount sufficient to eliminate such negative balance.

        Section 13.4 Notice of Dissolution. Upon the occurrence of an event of dissolution described in Section 13.1, if the business of the Joint Venture is not continued by the remaining Venturers pursuant to Section 13.2, the Managing Venturer shall, within 30 days thereafter (i) provide written notice thereof to each of the Venturers and to all other persons with whom the Joint Venture regularly conducts business (as determined in the discretion of the Managing Venturer) and (ii) publish notice of such dissolution in a newspaper of general circulation in each place in which the Joint Venture conducts business.


                                   ARTICLE 14

                            MISCELLANEOUS PROVISIONS

        Section 14.1 Waiver of Partition and Covenant Not to Withdraw. Each Venturer covenants and agrees that the Venturers have entered into this Agreement based on the mutual expectation that both Venturers will continue as Venturers and carry out the duties and obligations undertaken by them hereunder and, except as otherwise expressly required or permitted by this Agreement or approved by each of the Venturers, each Venturer covenants and agrees not to (i) take any action to require partition or to compel any sale with respect to its Interest, (ii) take any action to file a certificate of dissolution or its equivalent with respect to itself, (iii) take any action that would cause an Event of Bankruptcy of such Venturer, (iv) withdraw or resign, or attempt to do so, from the Joint Venture, (v) exercise any power under the Act to dissolve the Joint Venture, (vi) except as permitted herein, transfer all or any portion of its Interest, (vii) petition for judicial dissolution of the Joint Venture or
(viii) demand a return of its capital contributions. Upon any breach of this
Section 14.1 by any Venturer, the other Venturer (in addition to all rights and remedies it may have under this Agreement, at law or in equity) shall be entitled to a decree or order from a court of competent jurisdiction restraining and enjoining such application, action or proceeding.

        Section 14.2 Notices. Unless otherwise provided herein, all notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the Party to whom notice is given, on the next business day if sent by confirmed facsimile transmission or on the date of actual delivery if sent by overnight commercial courier or by first-class mail, registered or certified, with postage prepaid and properly addressed to the Party at its address set forth below, or at any other address that any Party may from time to time designate by written notice to the others:

        If to MR Sub:

                      MAC, CORP.
                      c/o MGM MIRAGE
                      3600 Las Vegas Boulevard South
                      Las Vegas, Nevada 89109
                      Attention:  General Counsel
                      Facsimile: (702) 693-7628

        If to MRI:

                      MIRAGE RESORTS, INCORPORATED
                      c/o MGM MIRAGE
                      3600 Las Vegas Boulevard South
                      Las Vegas, Nevada 89109
                      Attention:  General Counsel
                      Facsimile: (702) 693-7628

        If to Boyd Sub:

                      BOYD ATLANTIC CITY, INC.
                      c/o Boyd Gaming Corporation
                      2950 Industrial Road
                      Las Vegas, Nevada  89109-1150
                      Attention:  General Counsel
                      Facsimile:  (702) 792-7335

        If to Boyd:

                      BOYD GAMING CORPORATION
                      2950 Industrial Road
                      Las Vegas, Nevada  89109-1150
                      Attention:  General Counsel
                      Facsimile:  (702) 792-7335

        Section 14.3 Amendments. The provisions of this Agreement may not be waived, amended or repealed, in whole or in part, by any of the Parties hereto, except with the written consent of each of the Parties hereto.

        Section 14.4 Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the Parties hereto and their respective heirs, legal representatives, successors and permitted transferees and assigns.

        Section 14.5 Time. Time is of the essence with respect to this Agreement and each and every provision hereof.

        Section 14.6 Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

        Section 14.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 14.8 Attorneys' Fees. Except as otherwise provided in this Agreement, each of the Parties shall bear its own legal fees and expenses in connection with the negotiation, execution and performance of this Agreement. Boyd and Boyd Sub acknowledge that various legal and administrative proceedings are pending in federal and state courts in New Jersey and before the NJDEP challenging the construction of the Connector and agree that if they are named as parties in any such proceeding or in any future proceeding relating to the Development Agreement, the Parcel or the Connector, they shall bear their own legal fees and expenses in connection therewith. The Joint Venture shall bear all legal fees and expenses in connection with any proceeding in which the Joint Venture is named as a party. Should any action or proceeding be commenced (including without limitation any proceeding in bankruptcy) by any of the Parties to enforce any of the terms of this Agreement or that in any other way pertains to Joint Venture affairs or this Agreement, the prevailing Party or Parties in such action or proceeding (as determined by the presiding official(s)) shall be entitled to receive from the opposing Party or Parties the prevailing Party's reasonable costs and attorneys' fees incurred in investigating, prosecuting, defending or appearing in any such action or proceeding.

        Section 14.9 Entire Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Parties. This Agreement supersedes all prior negotiations, understandings and agreements of the parties, written or oral, with respect to the subject matter hereof, including without limitation the Amended and Restated Agreement.

        Section 14.10 Further Assurances. Each of the Parties agrees to perform any further acts and execute, acknowledge and deliver any documents or instruments which may be reasonably necessary or appropriate to carry out the provisions of this Agreement and to satisfy the conditions to the obligations of the Parties hereunder.

        Section 14.11 Headings; Interpretation. Article and section headings contained in this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or have any legal effect. All provisions of this Agreement shall be construed to further the interests and business of the Joint Venture. The Parties agree to cooperate with one another in all respects in order to effect the purposes of and carry out the business activities of the Joint Venture, as more particularly set forth herein.

        Section 14.12 Exhibits. Each of the Exhibits referred to herein and attached hereto is hereby incorporated by reference and made a part hereof for all purposes. Unless the context otherwise expressly requires, any reference to "this Agreement" shall mean and include all such Exhibits.

        Section 14.13 Approvals and Consents. Whenever the approval or consent of a Venturer or any of the Parties is required by this Agreement, such Venturer or Party shall have the right to give or withhold such approval or consent in its sole and unfettered discretion, unless otherwise expressly provided herein.

        Section 14.14 Estoppels. Each of the Parties shall, upon the written request of any other Party, promptly execute and deliver to the other Parties a statement certifying that this Agreement is unmodified and in full force and effect (or, if modified, the nature of the modification) and whether or not there are, to such Party's knowledge, any uncured defaults on the part of the other Party or Parties, specifying such defaults if any exist. Any such statement may be relied upon by third parties.

        Section 14.15 Compliance with Laws and Contractual Obligations. Each of the Parties shall at all times act in accordance with all applicable laws and regulations and shall indemnify and hold the other Parties (including their respective directors, officers, employees, Affiliates, successors and assigns) harmless for, from and against any and all claims, losses, damages, liabilities and costs, including without limitation, reasonable attorneys' fees (which shall be reimbursed as incurred), arising out of or relating to any breach of such laws or regulations. The Joint Venture will at all times comply with all legal and contractual obligations and requirements applicable to the acquisition or development of the Property and the operation of the Facility, including without limitation those relating to the employment of economically disadvantaged persons and City residents, contained in the Development Agreement, and with all applicable federal, state and local statutes, ordinances and regulations.

        Section 14.16 Remedies Cumulative. Each right, power and remedy provided for in this Agreement or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise by any Party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such Party of any or all of such other rights, powers or remedies.

        Section 14.17 Waiver. No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party in the performance of obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party. Failure on the part of any Party to complain of any act or failure to act by any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by any Party of its rights under this Agreement.

        Section 14.18 Gaming Licensing Matters. The Parties shall provide all reasonable cooperation with any investigation by any gaming authority having jurisdiction over any Party or any Affiliate of any Party. Each Venturer shall cause any transferee of any portion of its Interest likewise to so cooperate. Each Party agrees that it shall not take any action or omit to take any action that would have the effect of adversely affecting any gaming license, approval or permit held by any Venturer. MR Sub and its Affiliates shall cooperate with Boyd and its Affiliates, to the extent reasonably necessary, in connection with any review of this Agreement by the New Jersey Gaming

Authorities, and the Parties shall execute and deliver any further documents or instruments, including amendments to this Agreement, as the New Jersey Gaming Authorities may reasonably require and which do not alter the terms of this Agreement in a manner unfavorable to any of the Parties in their sole discretion. Each Party acknowledges that monetary damages alone would not be adequate compensation for a breach of this Section 14.18 and the Parties agree that a non-breaching Party shall be entitled to seek a decree or order from a court of competent jurisdiction for specific performance to restrain a breach or threatened breach of this Section 14.18 or to require compliance by a Party with this Section 14.18.

        Section 14.19 Liquidated Damages. The provisions of Section 3.5 hereof, which in certain circumstances could result in the reduction of a Venturer's Interest, constitute an agreement by the Parties upon a liquidated amount as to the damages sustained by the other Parties upon the failure of a Venturer to contribute to the capital of the Joint Venture. Each Venturer acknowledges that the amount of damages sustained by the Venturers in the event of such a failure is not readily ascertainable and that the provisions of Section 3.5 hereof establishing such liquidated amount are reasonable under the circumstances existing at the time of the execution of this Agreement and, to the extent permitted by law, each Venturer waives any and all rights of any nature whatsoever to challenge the reasonableness of such provisions as of the date of this Agreement. In the event that the non-defaulting Venturer contributes the full amount of capital that the Defaulting Venturer shall have failed to contribute, the reduction in the Defaulting Venturer's Interest shall be the sole measure of damages resulting from the occurrence of such a failure. If the non-defaulting Venturer does not contribute the full amount of the deficit, the Joint Venture and the non-defaulting Venturer shall have all other rights and remedies that may be available under this Agreement, at law or in equity against the Defaulting Venturer with respect to the portion of the deficit not contributed by the non- defaulting Venturer.

        Section 14.20 Governing Law and Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, excluding its conflict of law principles. In the event of any litigation between the Parties concerning or arising out of this Agreement, the Parties hereby consent to the exclusive jurisdiction of the federal and state courts in New Jersey.

        Section 14.21 Joint Access. MRI agrees that there shall be a physical public connection or transportation link between the Facility and the MRI Casino Project (if the same is constructed), which connection or link shall be subject to the reasonable approval of Boyd Sub. The Joint Venture shall pay its equitable share of all costs and expenses relating to the design, engineering, construction, operation, maintenance and repair of such physical public connection or transportation link, including the Joint Venture's equitable share of any people mover system, but only if such people mover system includes a station or stop constructed upon the Property and such station or stop is approved by Boyd Sub.

        Section 14.22 Memorandum of Agreement. The Parties hereby consent to the recordation of a memorandum of agreement (the "Memorandum of Agreement") promptly following contribution of the Property by MR Sub to the Joint Venture pursuant to Section 3.2(a) hereof, which Memorandum of Agreement shall be in form and substance reasonably acceptable to each of Boyd Sub and MR Sub. Without limiting the foregoing, the Memorandum of Agreement will specifically reference the Initial Master Plan Improvements and Government Improvements to be constructed by MRI and its Affiliates upon the Parcel and the Employee Parking Lease. Upon the earlier of (a) the substantial completion of all of the Initial Master Plan Improvements described on Exhibit C-2; or (b) the dissolution of the Joint Venture in accordance with the terms hereof, the Managing Venturer shall execute a release of the Memorandum of Agreement in recordable form and shall cause such release to be recorded in the official records of the County.

        Section 14.23 Survival of Indemnification Obligations. Each and every indemnification obligation of any one or more of the Parties hereto shall expressly survive the termination of this Agreement and the dissolution of the Joint Venture.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      MAC, CORP., a New Jersey corporation

                                      By:_________________________________
                                      Its:_________________________________


                                      Boyd Atlantic City, Inc., a New Jersey
                                      corporation

                                      By:_________________________________
                                      Its:_________________________________

                                      Mirage Resorts, Incorporated
                                      hereby agrees to all of its
                                      obligations specified in the
                                      foregoing Agreement.

                                      Mirage Resorts, Incorporated, a Nevada
                                      corporation

                                      By:_________________________________
                                      Its:_________________________________

                                        Boyd Gaming Corporation
                                        hereby agrees to all of its
                                        obligations specified in the
                                        foregoing Agreement.

                                        Boyd Gaming Corporation, a Nevada
                                        corporation

                                        By:_________________________________
                                        Its:_________________________________

                 EXHIBITS INTENTIONALLY OMITTED DUE TO INABILITY
               TO EASILY REPRODUCE, BUT WILL BE FILED UPON REQUEST